UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cactus, Inc.

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Cactus, Inc.
920 Memorial City Way, Suite 300
Houston, Texas 77024
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Cactus, Inc.:
Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Cactus, Inc. (the “Company”) will be held at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024, on May 17, 2022 at 9:00 a.m. Central Time. The Annual Meeting is being held for the following purposes:
1.To elect to the Company’s Board of Directors the three Class II directors set forth in the accompanying Proxy Statement, each of whom will hold office until the 2025 Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal;
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in the accompanying Proxy Statement; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Holders of record of the Company’s Class A common stock (NYSE: WHD) and Class B common stock (together, the “Common Stock”) at the close of business on April 11, 2022, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The proxy materials relating to the Annual Meeting are first being mailed on or about April 15, 2022.
If your shares are held in street name, you will receive instructions from the holder of record detailing how to direct the voting of your Common Stock. Internet voting will also be offered to stockholders holding shares of Common Stock in street name.
We urge you to review the enclosed proxy materials carefully and to submit your proxy or voting instructions as soon as possible so that your Common Stock will be represented at the Annual Meeting.

By Order of the Board of Directors,

David Isaac General Counsel, Vice President of Administration and Secretary
Houston, Texas
April 12, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2022
The Notice of 2022 Annual Meeting of Stockholders, the Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are available at https://www.astproxyportal.com/ast/22025.

i

Cactus, Inc.
920 Memorial City Way, Suite 300
Houston, Texas 77024
PROXY STATEMENT
2022 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors (the “Board”) of Cactus, Inc. (the “Company”) requests your proxy for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) that will be held on May 17, 2022 at 9:00 a.m. Central Time at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024. By granting the proxy, you authorize the persons named on the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. We are soliciting proxies from holders of our Class A common stock, par value $0.01 per share (“Class A Common Stock”) and our Class B common stock, par value $0.01 per share (“Class B Common Stock”). We refer to our Class A Common Stock and our Class B Common Stock together as our “Common Stock.”
We are a holding company that was incorporated as a Delaware corporation on February 17, 2017 for the purpose of facilitating the Company’s initial public offering (our “IPO”) and to become the sole managing member of Cactus Wellhead, LLC (“Cactus LLC”). Our IPO closed on February 12, 2018. In this proxy statement (“Proxy Statement”), the terms “the Company,” “we,” “us,” “our” and similar terms refer to the Company and its consolidated subsidiaries, including Cactus LLC, unless the context indicates otherwise.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
The purpose of the Annual Meeting is for our stockholders to consider and act upon the proposals described in this Proxy Statement and any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Proposals to be Voted Upon at the Annual Meeting
At the Annual Meeting, our stockholders will be asked to consider and vote upon the following three proposals:
•Proposal ONE: To elect to the Board the three Class II directors set forth in this Proxy Statement, each of whom will hold office until our 2025 Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal;
•Proposal TWO: To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•Proposal THREE: To approve, on a non-binding, advisory basis, the compensation of our named executive officers as reported in this Proxy Statement.
In addition, any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof will be considered. Management is presently aware of no other business to come before the Annual Meeting.
Recommendation of the Board
The Board recommends that you vote FOR the election to the Board of each of the director nominees (“Proposal ONE”); FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (“Proposal TWO”); and FOR the approval, by a non-binding vote, of the compensation of our named executive officers as reported in this Proxy Statement (“Proposal THREE”).

Voting at the Annual Meeting
Our Class A Common Stock and Class B Common Stock are the only classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders. Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters presented at the Annual Meeting. Each share of Common Stock outstanding at the close of business on April 11, 2022 (the “Record Date”) entitles the holder to one vote at the Annual Meeting.
If on the Record Date you hold shares of our Common Stock that are represented by stock certificates or registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the Annual Meeting or by proxy. Whether or not you plan to attend the Annual Meeting in person, you may vote by Internet by following the instructions on the enclosed proxy card or by signing and returning by mail the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by way of the Internet or by filling out and returning the proxy card. If you submit a proxy but do not give voting instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of the Board stated in this Proxy Statement.
Any proxy given pursuant to this solicitation may be revoked by the person submitting such proxy at any time before its use by (1) delivering a written notice of revocation addressed to Cactus, Inc., Attn: General Counsel, 920 Memorial City Way, Suite 300, Houston, Texas 77024, (2) duly executing a proxy bearing a later date, (3) voting again by Internet or (4) attending the Annual Meeting and voting in person. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you hold shares of our Common Stock in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of the shares and hold such shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your shares. The nominee that holds your shares, however, is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you bring to the Annual Meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares. Whether or not you plan to attend the Annual Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
If you are a beneficial owner and do not vote, and your broker, bank or other nominee does not have discretionary power to vote your shares, your shares may constitute “broker non-votes.” Shares that constitute broker non-votes will be counted for the purpose of establishing a quorum at the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. Stockholders may receive more than one set of proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which shares are held. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote in accordance with all sets of proxy materials you receive relating to our Annual Meeting to ensure that all of your shares are counted.
Quorum Requirement for the Annual Meeting
The presence at the Annual Meeting, whether in person or by valid proxy, of the persons holding a majority of shares of Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. On the Record Date, there were 60,451,042 shares of Class A Common Stock outstanding held by three stockholders and 15,420,660 shares of Class B Common Stock outstanding held by seven stockholders. Abstentions (i.e., if you or your broker marks “ABSTAIN” on a proxy) and broker non-votes will be considered to be shares present at the Annual Meeting for purposes of establishing a quorum. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal and generally occur because the broker (1) does not receive voting instructions from the beneficial owner and (2) lacks discretionary authority to vote the shares. Brokers and other nominees have discretionary authority to vote on the ratification of our independent registered public accounting firm for clients who have not provided voting instructions. However, without voting instructions from their clients, they cannot vote on “non-routine” proposals, including the election of directors and executive compensation matters such as the “say-on-pay” proposal.
Required Votes
Election of Directors.    Each director will be elected by the affirmative vote of the plurality of the votes validly cast on the election of directors at the Annual Meeting. Abstentions and broker non-votes are not taken into account in determining the outcome of the election of directors.
Ratification of our Independent Registered Public Accounting Firm.    Approval of the proposal to ratify the Audit Committee’s appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the annual meeting. Broker non-votes are not taken into account in determining the outcome of this proposal, and abstentions will have the effect of a vote against this proposal.

Advisory Vote on Compensation of our Named Executive Officers. Approval, on a non-binding, advisory basis, of the compensation of our named executive officers as reported in this Proxy Statement requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” will have no legal effect on this proposal.
Default Voting
A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election to the Board of each of the director nominees listed in Proposal ONE, “FOR” Proposal TWO, and “FOR” Proposal THREE.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxy.
Other Matters to Be Voted on at the Annual Meeting
The Board is not currently aware of any business to be acted on at the Annual Meeting other than that which is described in the Notice of 2022 Annual Meeting of Stockholders and this Proxy Statement. If, however, other matters are properly brought to a vote at the Annual Meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the Annual Meeting, the persons designated as proxies will have discretion to vote on that proposal.

PROPOSAL ONE:
ELECTION OF DIRECTORS
The Board has nominated the following individuals for election as Class II directors of the Company, to serve for three-year terms beginning at the Annual Meeting and expiring at our 2025 Annual Meeting of Stockholders and until either they are re-elected, or their successors are elected and qualified or until their earlier death, resignation or removal:
Joel Bender
Melissa Law
Alan Semple
Joel Bender, Melissa Law and Alan Semple are currently serving as directors of the Company. If Mr. Bender, Ms. Law and Mr. Semple are re-elected to the Board, the size of the Board will remain at nine members. Biographical information for each director nominee is contained in the “Directors and Executive Officers” section below.
The Board has no reason to believe that its director nominees will be unable or unwilling to serve if elected. If a director nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal ONE requires the affirmative vote of a plurality of the votes validly cast on the election of directors. Neither abstentions nor broker non-votes will have any effect on the outcome of the election of directors.
Recommendation
The Board unanimously recommends that stockholders vote FOR the election to the Board of each of the director nominees.

DIRECTORS AND EXECUTIVE OFFICERS
The directors and executive officers of the Company are:

Name	Age	Title
Bruce Rothstein	69	Chairman of the Board of Directors
Scott Bender	68	President, Chief Executive Officer and Director
Joel Bender	62	Senior Vice President, Chief Operating Officer and Director
Melissa Law	48	Director, Audit Committee member and Compensation Committee member
Michael McGovern	70	Director, Compensation Committee Chairman and Audit Committee member
John (Andy) O’Donnell	74	Director, Audit Committee member, Compensation Committee member and Nominating and Governance Committee member
Gary Rosenthal	72	Director, Nominating and Governance Committee Chairman and Compensation Committee member
Alan Semple	62	Director, Audit Committee Chairman and Nominating and Governance Committee member
Tym Tombar	48	Director, Audit Committee member and Compensation Committee member
Steven Bender	39	Vice President of Operations
Stephen Tadlock	43	Vice President, Chief Financial Officer and Treasurer
David Isaac	61	General Counsel, Vice President of Administration and Secretary
Our Board is divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. McGovern, O’Donnell and Tombar are designated as Class I directors, and their terms of office will expire in 2024. Joel Bender, Melissa Law and Alan Semple are designated as Class II directors, and assuming the stockholders reelect them to the Board as set forth above in “Proposal One: Election of Directors,” their terms of office will expire in 2025. Messrs. Scott Bender, Rothstein and Rosenthal are designated as Class III directors, and their terms of office will expire in 2023.
Set forth below is biographical information about each of our directors and executive officers.
Our Directors
Bruce Rothstein—Chairman of the Board.  Bruce Rothstein has been our Chairman of the Board since 2011. Mr. Rothstein co-founded Cadent Energy Partners LLC (“Cadent Energy Partners”), a natural resources private equity firm that invests in companies in the North American energy industry, in 2003 and served as a Member of Cadent Energy Partners from 2003 until March 2021. From November 2005 until November 2017, Mr. Rothstein served on the board of directors of Array Holdings, Inc. From May 2006 to August 2016, he served on the board of directors of Vedco Holdings, Inc. From December 2007 to April 2016, Mr. Rothstein served on the board of directors of Torqued‑Up Energy Services, Inc. From December 2008 until February 2012, Mr. Rothstein served as a director of Ardent Holdings, LLC. Mr. Rothstein graduated from Cornell University in 1974 with a Bachelor of Arts in Mathematics and New York University’s Stern School of Business in 1985 with a Master of Business Administration. We believe that Mr. Rothstein’s extensive financial and energy investment experience brings valuable skills to our board of directors and qualifies him to serve on our Board.
Scott Bender—President, Chief Executive Officer and Director.  Scott Bender has been our President and Chief Executive Officer and one of our directors since 2011, when he and Mr. Joel Bender founded Cactus LLC. Prior to founding Cactus LLC, Mr. Bender was President of Wood Group Pressure Control from 2000 to 2011. He began his career in 1977 as President of Cactus Wellhead Equipment, a subsidiary of Cactus Pipe that was eventually sold to Cooper Cameron Corporation in 1996. Mr. Bender graduated from Princeton University in 1975 with a Bachelor of Science in Engineering and the University of Texas at Austin in 1977 with a Master of Business Administration. We believe that Mr. Bender’s significant experience in the oilfield services industry and his founding and leading of Cactus LLC bring important skills to our Board and qualifies him to serve on our Board.

Mr. Bender is the father of Steven Bender, our Vice President of Operations, and the brother of Joel Bender, our Senior Vice President and Chief Operating Officer and one of our directors.
Joel Bender—Senior Vice President, Chief Operating Officer and Director.  Joel Bender has been our Senior Vice President and Chief Operating Officer and one of our directors since 2011, when he and Mr. Scott Bender founded Cactus LLC. Prior to founding Cactus LLC, Mr. Bender was Senior Vice President of Wood Group Pressure Control from 2000 to 2011. He began his career in 1984 as Vice President of Cactus Wellhead Equipment, a subsidiary of Cactus Pipe that was eventually sold to Cooper Cameron Corporation in 1996. Mr. Bender graduated from Washington University in 1981 with a Bachelor of Science in Engineering and the University of Houston in 1985 with a Master of Business Administration. We believe that Mr. Bender’s significant experience in the oilfield services industry and his founding and leading of Cactus LLC bring important skills to our board of directors and qualifies him to serve on our Board. Mr. Bender is the brother of Scott Bender, our President and Chief Executive Officer and one of our directors.
Melissa Law—Director.  Ms. Law has served as one of our directors since January 2020. Ms. Law is an accomplished executive leader with significant experience in the oilfield services industry and more recent experience in the food & beverage ingredient industry. Ms. Law has served as the President of Global Operations for Tate & Lyle since September 2017. As a member of the Executive Leadership team, Ms. Law is responsible for leading the EHS, Quality, and Sustainability Programs, the end to end supply chain and logistics function as well as the global manufacturing and engineering organizations. Prior to joining Tate & Lyle, Ms. Law held various roles of increasing responsibility at Baker Hughes Incorporated from 1997 to 2017. At Baker Hughes, Ms. Law had full profit and loss responsibility for Baker Hughes’ Global Specialty Chemical Business from 2014 to 2017 as well as Baker Hughes’ Australasia geo-market from 2013 to 2014. Prior to those roles, Ms. Law held various other senior leadership roles in technology, manufacturing and operations at Baker Hughes. Ms. Law is a graduate of the University of Houston from where she holds a Bachelor of Science in Biology and a Master of Science in Environmental Chemistry. We believe Ms. Law’s qualifications to serve on our Board include her 20 years of experience in the energy industry and her multi-industry executive leadership and management experiences.
Michael McGovern—Director.  Mr. McGovern has served as one of our directors since 2011. In February 2021, Mr. McGovern was elected Chairman of the board of directors of Superior Energy Services, Inc. (“Superior”) and in March 2021, he assumed the role as Superior’s principal executive officer. In January 2022, he stepped down as the principal executive officer but remains as Superior’s Executive Chairman of the Board. Mr. McGovern has served as Chairman and Chief Executive Officer of Sherwood Energy, LLC since March 2009 and has served on the board of directors of Ion Geophysical (NYSE:IO) since June 2019. He served on the board of directors of Nuverra Environmental Solutions, Inc. from August 2017 until February 2022. Mr. McGovern served as Executive Advisor to Cadent Energy Partners from January 2008 to December 2014. Mr. McGovern graduated from the Centenary College of Louisiana in 1973 with a Bachelor of Science in Business. We believe Mr. McGovern’s qualifications to serve on our Board include his 40 years of experience in the energy industry and his extensive executive leadership and management experience, including as the chief executive officer of several public companies.
John (Andy) O’Donnell—Director.  Mr. O’Donnell has served as one of our directors since January 2015. Mr. O’Donnell served as an officer of Baker Hughes Incorporated from 1998 until his retirement in January 2014. In his most recent role he served as Vice President, Office of the CEO of Baker Hughes Incorporated. Prior to that he held multiple leadership positions within Baker Hughes Incorporated, including President of Western Hemisphere, President of BJ Services, President of Baker Petrolite and President of Baker Hughes Drilling Fluids. He was responsible for the process segment, which was divested in early 2004. Mr. O’Donnell also managed Project Renaissance, an enterprise‑wide cost savings effort, completed in 2001. Prior to that he served as Vice President Manufacturing for Baker Oil Tools and Plant Manager for Hughes Tool Company. He joined Hughes Tool Company in 1975 starting his career as a systems analyst. Mr. O’Donnell served as an officer and aviator in the U.S. Marine Corps and holds a B.S. degree from the University of California, Davis. He is a member of the board of directors of CIRCOR International, Inc., where he serves on the Compensation Committee and the Nominating and Governance Committee. We believe Mr. O’Donnell’s qualifications to serve on our Board include his years of experience in the energy industry and his extensive executive leadership and management experience, including as an officer of Baker Hughes Incorporated from 1998 until 2014.
Gary Rosenthal—Director.  Mr. Rosenthal has served as one of our directors since January 2018. Mr. Rosenthal has been a partner in The Sterling Group, L.P., a private equity firm based in Houston, Texas, since January 2005. He served as Chairman of the Board of Highline Aftermarket LLC, a former Sterling Group investment, from September 2019 until October 2020 and as a director from April 2016 until October 2020. Mr. Rosenthal has served as Chairman of the Board of Greenbridge Investments LLC since March 2019 and Evergreen Recycling Investments LLC since June 2021. From October 2013 until February 2018, he was Chairman of the Board of Safe Fleet Investments LLC. Greenbridge Investments LLC, Evergreen Recycling Investments LLC and Safe Fleet Investments LLC are all Sterling Group portfolio companies. From 2001 until 2018, Mr. Rosenthal served as a director and chairman of the Compensation Committee of Oil States International, Inc. He also served as Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. From 1991 to 1994, Mr. Rosenthal served as Executive Chairman and then after its initial public offering, as Chairman and Chief Executive Officer of Wheatley-TXT Corp., a manufacturer of pumps and valves for the oilfield. Mr. Rosenthal holds J.D. and A.B. degrees from Harvard University. We believe that Mr. Rosenthal’s qualifications to serve on our Board include his extensive executive leadership experience and his experience in the energy sector.
Alan Semple—Director.  Mr. Semple has served as one of our directors since April 2017. Since December 2015, Mr. Semple has served as a member of the board of directors and the Audit Committee of Teekay Corporation (NYSE: TK), a leading provider of international crude oil and gas marine transportation services, and as the Audit Committee Chairman since March 2018. From May 2019 until January 2022, Mr. Semple served as a member of the Board of Directors and Chairman of the Audit Committee of Teekay GP, LLC, the general partner of Teekay LNG Partners, LP.  He was formerly Director and Chief Financial Officer at John Wood Group PLC (Wood Group), a provider of engineering, production support and maintenance management services to the oil and gas and power generation industries, a role he held from 2000 until his retirement in May 2015. Prior to this, he held a number of senior finance roles in Wood Group since 1996. Mr. Semple graduated from the University of Strathclyde (Glasgow, Scotland) in 1979 with a Bachelor of Arts degree in Business Administration and is a member of the Institute of Chartered Accountants of Scotland. We believe that Mr. Semple’s more than 30 years of finance experience, primarily in the energy industry, makes him qualified to serve on our Board.
Tym Tombar—Director. Mr. Tombar has served as one of our directors since July 2021. Mr. Tombar is a Managing Director and Co-Founder of Arcadius Capital Partners and its predecessor SW Capital Partners. Since 2011, Arcadius Capital Partners, an energy private equity firm, has invested growth capital into start-ups and early-stage companies in the upstream oil and gas industry. From 2007 to 2011, he was a Managing Director and co-head of Scotiabank’s Energy Private Equity group. Since 2007, Mr. Tombar has served on the boards of over 12 private oil and gas companies. Prior to April 2007, he was a Vice President with Goldman, Sachs & Co. (“Goldman”) and led deal teams through sourcing, execution, and management of a variety of primary market energy investments in securities and loans. Prior to that, Mr. Tombar worked in Goldman’s Investment Banking Division in New York, London and Houston, where he advised several upstream oil and gas, oilfield services and petrochemical clients and executed a variety of transactions for public and private oil and gas companies. Mr. Tombar began his career with Goldman in its Energy & Power Principal Investment Area and Banking Group based in New York in 1994. Mr. Tombar graduated with a Master of Business Administration from Stanford University’s Graduate School of Business and a Bachelor of Arts degree in Applied Math from Harvard University. We believe Mr. Tombar’s qualifications to serve on our Board include his executive leadership and 25 years of investment and finance experience in the energy industry.
Our Executive Officers
Steven Bender—Vice President of Operations.  Steven Bender has been our Vice President of Operations since 2011. From 2005 to 2011, Mr. Bender served as Rental Business Manager of Wood Group Pressure Control. Mr. Bender graduated from Rice University in 2005 with a Bachelor of Arts in English and Hispanic Studies and the

University of Texas at Austin in 2010 with a Master of Business Administration. Mr. Bender is the son of Scott Bender, our President and Chief Executive Officer and one of our directors.
Stephen Tadlock—Vice President, Chief Financial Officer and Treasurer.  Mr. Tadlock has been our Vice President, Chief Financial Officer and Treasurer since March 2019. He was our Vice President and Chief Administrative Officer from March 2018 until March 2019 and joined our company in June 2017 as our Vice President of Corporate Services. Mr. Tadlock previously worked at Cadent Energy Partners from 2007 to 2017, where he most recently served as a Partner from 2014 to 2017. While at Cadent Energy Partners, Mr. Tadlock managed investments across all energy sectors and worked with Cactus LLC since its founding in 2011 as a board observer. Prior to joining Cadent Energy Partners, Mr. Tadlock was a consultant to Cairn Capital, a London based asset management firm. Previously he was associate to the CEO of SoundView, a publicly traded investment bank in Old Greenwich, Connecticut. Mr. Tadlock began his career as an analyst at UBS Investment Bank in New York, New York. Mr. Tadlock served as a director and chairman of Polyflow Holdings, LLC until his resignation in 2018. Mr. Tadlock also served as a director of Composite Energy Services, LLC and Energy Services Holdings, LLC until his respective resignations in 2017. Mr. Tadlock graduated from Princeton University in 2001 with a Bachelor of Science in Engineering in Operations Research and from the Wharton School at the University of Pennsylvania in 2007 with a Master of Business in Administration.
David Isaac—General Counsel, Vice President of Administration and Secretary.  David Isaac has been our General Counsel, Vice President of Administration and Secretary since 2018. Mr. Isaac previously worked at Rockwater Energy Solutions, Inc. from 2011 to 2017 where he most recently served as Senior Vice President of Human Resources and General Counsel. While at Rockwater, Mr. Isaac led the Human Resources, HSE, and Legal functions of the organization. Prior to joining Rockwater, Mr. Isaac was the Vice President of Human Resources and General Counsel of Inmar, Inc. a private business-process outsourcing and reverse logistics firm in Winston-Salem, North Carolina. Previously he served as Senior Vice President of Human Resources at Wachovia Bank, also in Winston-Salem, North Carolina. Before Wachovia, Mr. Isaac performed legal and human resources functions for Baker Hughes, Inc. and its subsidiaries in Houston, Texas. Mr. Isaac graduated from The College of William & Mary in 1983 with a Bachelor of Arts in Economics and from The Ohio State University in 1986 with a Juris Doctor.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”) with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2022 annual meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee of the Board of Directors of Cactus, Inc.
Michael McGovern, Chairman Melissa Law, Member John (Andy) O’Donnell, Member Gary Rosenthal, Member Tym Tombar, Member

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information about the compensation objectives and policies for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively our named executive officers or “NEOs”) during the last completed fiscal year and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. Throughout this discussion, the following individuals are referred to as our NEOs and are included in the Summary Compensation Table which follows:

Name	Position
Scott Bender	President, Chief Executive Officer and Director
Joel Bender	Senior Vice President, Chief Operating Officer and Director
Stephen Tadlock	Vice President, Chief Financial Officer and Treasurer
Steven Bender	Vice President of Operations
David Isaac(1)	General Counsel, Vice President of Administration and Secretary
(1)     On March 17, 2022, Mr. Isaac notified the Company of his intention to retire. No definitive retirement date has yet been set for his retirement and Mr. Isaac is expected to continue on as the Company’s General Counsel, Vice President of Administration and Secretary at least through the 2022 Annual Meeting.
Executive Compensation Philosophy and Objectives
The core principle of our executive compensation philosophy is to pay for performance that is aligned with our business strategy and drives growth in shareholder value over the short and long term. Accordingly, a significant portion of the compensation that we pay to our NEOs is in the form of variable, “at-risk” cash and equity incentives. The following compensation objectives are considered in setting the compensation components for our executive officers:
•Attraction and retention:  providing compensation opportunities that reflect competitive market practices so that we can attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance while carrying out the goals and plans of the Company;
•Paying for performance:  linking a significant portion of compensation to variable, “at-risk” incentive compensation with realized values dependent upon financial, operational, and stock price performance to ensure that compensation earned by our NEOs reflects our performance; and
•Shareholder alignment:  providing a balance of short-term and long-term incentive opportunities with a majority of NEO compensation in the form of equity in order to ensure alignment of interests between our NEOs and our shareholders, and to promote an ownership culture among our executive officers.
Our compensation philosophy is supported by the following pay elements:

Grounding Principles
Element	Key Characteristic	Attraction & Retention	Pay for Performance	Shareholder Alignment
Base Salary	• Annual fixed cash compensation • Critical factor in attracting and retaining qualified talent	✓
Short-term Incentives (STI)	• Annual variable cash award • Awards are tied to achievement of key financial and safety objectives	✓	✓	✓
Long-term Incentives (LTI)
• Provided in the form of performance-based and time-based equity
• Promotes alignment with shareholders by tying a majority of NEO compensation to creation of long-term value and by encouraging NEOs to build meaningful equity ownership
		✓	✓	✓

Target Pay Mix
The charts below show the target mix of total direct compensation of our Chief Executive Officer and our other NEOs for 2021. These charts illustrate that a majority of NEO total direct compensation is at-risk (86% for our Chief Executive Officer and an average of 77% for our other NEOs).
Compensation Program Governance
We have worked extensively and deliberately to develop a thoughtful, fair, and effective executive compensation program that helps us to deliver long-term sustainable growth to our shareholders. The following chart highlights several features of our compensation practices that are intended to meet our objectives:

What We Do		What We Don’t Do
✓	Significant majority of pay at risk	X	No excessive perquisites
✓	50% of NEO LTI value performance-based	X	No guaranteed bonuses
✓	Balance of short-term and long-term incentives	X	No excise tax gross-ups
✓	Clawback policy for NEOs that applies to cash and equity incentives	X	Hedging, pledging and short sales by insiders
✓	Share ownership guidelines for NEOs and directors	X	Option repricing
✓	Regularly evaluate risks of our compensation policy
✓	Independent compensation consultant
✓	One-year minimum vesting requirement for LTIP grants
Say-on-Pay and Say-on-Frequency
At our 2019 Annual Meeting, a plurality of our stockholders expressed their preference for an advisory vote on executive compensation occurring every three years (“say-on-frequency”), and we have implemented their recommendation. Our Board currently plans to hold another vote regarding say-on-frequency at the 2025 Annual Meeting. In addition, at the 2019 Annual Meeting, we also held an advisory vote on compensation for our NEOs (“say-on-pay”). The next advisory vote on this matter will therefore be held at the 2022 Annual Meeting. In 2019, our stockholders expressed their support regarding say-on-pay, with approximately 94% of the shares of our Class A Common Stock and Class B Common Stock present or represented by proxy at the 2019 Annual Meeting voting to approve our executive compensation policies and practices for our NEOs during 2018.

Our Compensation Committee values the opinions of our shareholders regarding NEO compensation. The Compensation Committee welcomes feedback from shareholders on the topic of executive compensation and is open to dialogue with shareholders on the topic. In reviewing our program, our Compensation Committee considered the results of the 2019 say-on-pay vote and the support expressed by stockholders in their overall assessment of our programs. Our Compensation Committee elected to apply similar principles in determining the types and amounts of compensation to be paid to our NEOs for 2021.
How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee has the responsibility for reviewing and approving the compensation policies, programs, and plans for our senior officers (including our NEOs) and our non-employee directors. The Compensation Committee’s responsibilities include administering our Management Incentive Plan (“MIP”), which provides for annual cash incentive opportunities, and our long-term incentive plan (the “LTIP”), which provides for the grant of equity-based awards. In addition, the Compensation Committee regularly reviews current best compensation and governance practices to ensure that our executive compensation program is consistent with recent developments and market practice. In overseeing the compensation of our directors and officers, our Compensation Committee considers various analyses and perspectives provided by its independent compensation consultant and by Company management. Subject to Board approval in certain circumstances, the Compensation Committee has the sole authority to make final decisions with respect to our executive compensation program, and the Compensation Committee is under no obligation to use the input of other parties. For more detailed information regarding the Compensation Committee, please refer to the Compensation Committee Charter, which may be accessed via our website at www.CactusWHD.com by selecting “Investors,” “Corporate Governance” and then “Governance Documents.”
Role of Executive Officers in Compensation Decisions
With respect to the compensation of the NEOs other than our Chief Executive Officer, the Compensation Committee considers the recommendations of our Chief Executive Officer and each NEO’s individual performance. In light of our NEOs’ integral role in establishing and executing the Company’s overall operational and financial objectives, the Compensation Committee requests that our CEO provide the initial recommendations on the appropriate goals for the qualitative and quantitative performance metrics used in our short-term cash incentive program. However, the Committee is under no obligation to follow those recommendations, and only Compensation Committee members are allowed to vote on decisions regarding NEO compensation.
The Compensation Committee may invite any NEO to attend Compensation Committee meetings to report on the Company’s progress with respect to the annual quantitative and qualitative performance metrics, but any such officer is excluded from any decisions or discussions regarding his individual compensation. In addition, the Board has granted limited authority to Scott Bender, our Chief Executive Officer, to make awards under the LTIP to certain individuals who are not executive officers.
Role of Independent Compensation Consultant
Pearl Meyer & Partners, LLC (“Pearl Meyer”) serves as independent compensation consultant for, and reports directly to, the Compensation Committee. Representatives of Pearl Meyer attend Compensation Committee meetings as requested and communicate with the Compensation Committee informally between meetings as necessary. Pearl Meyer assists and advises the Compensation Committee on all aspects of our executive compensation program. Services provided by the independent compensation consultant include:
•reviewing the compensation and stock performance of peer companies and recommending changes to our peer group, as necessary;
•reviewing executive compensation based on an analysis of market-based compensation data;

•analyzing the effectiveness of our executive compensation program and recommending changes, as necessary; and
•evaluating how well our executive compensation adheres to program objectives.
To facilitate the delivery of these services to the Compensation Committee, Pearl Meyer interfaces with our management, primarily with our General Counsel and Vice President of Administration. In 2021, Pearl Meyer did not provide any services to the Company other than those requested by the Compensation Committee in Pearl Meyer’s role as the Committee’s independent advisor. Other than those services requested by the Compensation Committee, Pearl Meyer did not have any business or personal relationships with members of the Compensation Committee or executives of the Company, did not own any of the Company’s common stock and maintained policies and procedures designed to avoid such conflicts of interest. As such, the Compensation Committee determined the engagement of Pearl Meyer in 2021 did not create any conflicts of interest.
Role of Competitive Benchmarking
The Compensation Committee periodically evaluates the Company’s executive compensation against that of comparable companies. The Compensation Committee does not set specific percentile goals against competitive data for purposes of determining executive compensation levels. In establishing individual compensation levels, the Committee considers this competitive data as well as a variety of other factors including individual performance, competencies, scope of responsibility and internal equity.
The Compensation Committee considers the competitive market to consist of the oilfield services industry broadly, as well as other similarly sized companies in related industries that could potentially compete with us for executive talent. The Committee periodically reviews data for a selected peer group approved by the Compensation Committee (the “peer group”), as well as for broader general industry companies of comparable size and business complexity (compensation survey data), as provided to the Committee by their independent advisor. In selecting comparison companies, the Compensation Committee considers various factors including each company’s participation in the energy services sector as well as market capitalization, annual revenues, business complexity, profitability, returns on equity and assets, the number of divisions/segments, countries in which they operate and total number of employees. The selected peer companies are reviewed from time to time to ensure their continued appropriateness for comparative purposes. For the 2021 compensation analysis, the Company used the following peer group companies:

2021 Compensation Peer Group(1)
Archrock, Inc.	ProPetro Holding Corp.
Core Laboratories, NV	Patterson-UTI Energy, Inc.
Dril-Quip, Inc.	Oil States International, Inc.
DMC Global Inc.	ChampionX Corporation
Frank’s International, NV	Liberty Oilfield Services Inc.
Helix Energy Solutions Group, Inc.	USA Compression Partners, LP
(1)     In 2020, the peer group companies included Forum Energy Technologies, NCS Multistage Holdings, Inc., Newpark Resources, Inc. and RPC, Inc. These companies were replaced by DMC Global Inc., ProPetro Holding Corp., Patterson-UTI Energy, Inc. and Liberty Oilfield Services Inc. for the 2021 peer group analysis as our independent compensation consultant advised the Compensation Committee that the changes to the peer group would provide a better market comparison.
Elements of Compensation
Base Salary
Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive. The Compensation Committee reviews each executive’s base salary annually. Executive officer base salaries are determined after an evaluation that considers the executive’s prior experience and breadth of knowledge. The Compensation Committee also considers compensation data from peer group companies and other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Compensation Committee considers all of these factors together plus overall industry conditions.
At the time of the Compensation Committee meeting in January 2021, our NEOs were receiving reduced salaries due to the economic challenges that were faced by the Company in 2020. The base salaries of our NEOs, and in particular that of our CEO, were already well below those of our peer group median when they were voluntarily and substantially reduced in 2020 in light of the challenging economic conditions. The reductions reflected the alignment of the interests of our NEOs with those of our shareholders and resulted in reduced short-term incentive compensation, which is discussed in the next section. At the January 2021 meeting, the Compensation Committee approved the reinstatement of the previously approved base salary amounts for Messrs. Tadlock and Isaac. The base salaries for Scott Bender, Joel Bender and Steven Bender were approved by the Committee and also increased to previously approved amounts in April 2021. In January 2022, the Compensation Committee approved additional prospective salary increases for our NEOs in recognition of their contributions to the Company. The following table details our NEOs’ 2020 salaries prior to reduction, 2020 reduced salaries, fully-reinstated salaries in 2021 as well as their approved 2022 base salaries.

Name	Original 2020 Base Salary	Reduced 2020 Base Salary	2021 Base Salary(1)	2022 Base Salary
Scott Bender	$300,000	$57,207	$300,000	$400,000
Joel Bender	300,000	135,000	300,000	400,000
Stephen Tadlock	335,000	226,125	335,000	400,000
Steven Bender	300,000	135,000	300,000	400,000
David Isaac	300,000	202,500	300,000	350,000

(1)    Reflects the reinstatement of salaries in January 2021 for Messrs. Tadlock and Isaac and April 2021 for Scott Bender, Joel Bender and Steven Bender as discussed above.
Short-Term Incentives
Our NEOs are eligible for an annual incentive bonus which is designed to focus executives on execution of our annual plan, which is linked to our long-term strategy. Execution against our annual corporate plan is important to drive long-term shareholder value by improving financial strength, managing costs and investing in projects that will deliver future value. We employ financial and safety performance metrics to further specific objectives of our strategy, such as Adjusted EBITDA, Operating Capital Employed (“OCE”) divided by revenue and total recordable incident rate (“TRIR”).
In January 2021, the Board approved the 2021 Management Incentive Plan (the “2021 MIP”). Under the 2021 MIP, all eligible employees, including NEOs, were eligible to receive base cash bonus payments equal to a certain specified percentage of their annual base salaries (“Target Bonus”) in the event that the Company met the specified performance targets. Bonuses are calculated as a percentage of actual base salary paid in 2021. The approved 2021 Target Bonus percentage for each NEO, which remained unchanged from 2020 is set forth in the table below.

Name	Target Bonus %
Scott Bender	100%
Joel Bender	100%
Stephen Tadlock	80%
Steven Bender	80%
David Isaac	65%
Target Bonus Opportunity
Performance under the MIP is assessed relative to pre-established goals approved by the Committee near the beginning of the fiscal year. For 2021, the Compensation Committee approved performance objectives under the 2021 MIP after considering a combination of factors, including alignment with the Company’s business strategy, 2021 budget, investor expectations, recommendations from management and the Committee’s assessment of management’s ability to impact outcomes. The 2021 MIP had three performance parameters on which the bonus for our NEOs was calculated. The first parameter was Earnings Before Interest, Taxes, Depreciation and Amortization, excluding exceptional items, as defined by the Board (“Adjusted EBITDA”), which was weighted as 80% of the bonus opportunity. Participants began to earn a bonus payout when Adjusted EBITDA performance reached Threshold Adjusted EBITDA, which was set at 80% of Target Adjusted EBITDA. NEOs and other participants were eligible for a Stretch bonus opportunity if actual Adjusted EBITDA exceeded Target Adjusted EBITDA. The maximum Stretch bonus payment was achieved when Adjusted EBITDA performance reached 120% of Target Adjusted EBITDA. The maximum Stretch payment was 40% of the full, non-stretch bonus payment. The calculation of the Adjusted EBITDA portion of the bonus payout is linear between Threshold and Target and between Target and Stretch. The second parameter was OCE divided by revenue which was weighted as 10% of the bonus opportunity. Participants began to earn a bonus payout on this parameter when the Company achieved its Threshold of 65.5% percent. A full bonus payout on this parameter would be earned when the Company achieved its Target of 61.5%. The calculation of the OCE/revenue portion of the bonus payout is linear between Threshold and Target. The third parameter was TRIR, which was weighted as 10% of the bonus opportunity. Participants began to earn a bonus payout when TRIR performance reached Threshold TRIR of 1.20. A full bonus payout on the TRIR parameter would be achieved when safety performance reached Target TRIR of 1.00 or lower. The calculation of the TRIR portion of the bonus payout is linear between Threshold and Target. Depending upon Company performance, actual payouts under the 2021 MIP may be between 0% and 140% of the Target Bonus for each NEO. The percentages of base salary payable to each NEO with respect to 2021 performance are set forth in the tables below.

	Adjusted EBITDA
	(in millions)	Bonus %
Threshold	$89.2	0%
Target	111.5	100%
Maximum (Stretch)	133.8	140%

	OCE/Revenue	Payout
Threshold	65.5%	0%
Target	61.5%	100%

	TRIR	Payout
Threshold	1.20	0%
Target	1.00	100%

2021 Award Determination
For 2021, the actual Adjusted EBITDA performance was $120.4 million which was between Target and Stretch performance. Actual OCE/Revenue performance in 2021 was 57.7% which was better than Target while the 2021 TRIR performance was 1.29 which was higher than the required Threshold. Based on this performance, in addition to earning a full target bonus on the Adjusted EBITDA component, our NEOs also earned 39.7% of their maximum stretch opportunity, or an additional 14.3% of the full, non-stretch bonus calculation. NEOs also earned 100% of their bonus for performance on the OCE/Revenue parameter. Based on the Company’s TRIR performance, our NEOs received no payment on the TRIR element. The table below summarizes the metrics and performance standards approved for the 2021 MIP and management’s level of achievement under the plan:

	($ in millions)				% of Target
Performance Parameter	Threshold	Target	Stretch	Actual(1)
Adjusted EBITDA	$89.2	$111.5	$133.8	$120.4	107.9%

OCE/Revenue	65.5%	61.5%		57.7%	100%
TRIR	1.20	1.00		1.29	0%

(1)Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation of actual Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP under “Reconciliation of GAAP to Non-GAAP Financial Measures.”
The following table shows the calculation of the 2021 bonus payment:

Performance Parameter	% of Parameter Target	Parameter % Earned	Weighting	Target Bonus % Earned
Adjusted EBITDA	107.9%	100.0%	80.0%	80.0%
OCE/Revenue	100.0%	100.0%	10.0%	10.0%
TRIR	0.0%	0.0%	10.0%	0.0%
Total			100.0%	90.0%
Stretch Bonus Component (39.7%(1) of Non-Stretch Bonus)				14.3%
Total Bonus Percentage				104.3%

(1)Represents the 7.9% Adjusted EBITDA performance above Target applied against the maximum 120% of Target Adjusted EBITDA.
Long-Term Incentives
The primary purpose of awards under our long‑term incentive plan (the “LTIP”) is to enforce direct alignment between the long-term interests of our NEOs and those of our shareholders through the use of multi-year vesting and realized value of equity incentives that are contingent upon our stock price performance. Equity awards under the LTIP also promote long-term share ownership by our NEOs. The LTIP provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock‑based awards, cash awards, substitute awards and performance awards. The Board has delegated to the Compensation Committee the authority to administer the LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. In addition, the Board has granted limited authority to Scott Bender, our Chief Executive Officer, to make awards under the LTIP to certain individuals who are not executive officers.

In 2021, the Compensation Committee approved LTIP awards using a mix of performance stock units (“PSUs”) and time-based restricted stock units (“RSUs”). Under the PSU awards granted to our NEOs in 2021, NEOs may earn shares based upon the company’s Return on Capital Employed (“ROCE”) performance. The PSU Award Agreement provides for the issuance of a number of shares of our common stock within 60 days of the end of the performance period based on the Company’s average annual ROCE during the applicable performance period, subject to a maximum based on the Company’s ROCE relative to the ROCE of the median performer of the Company’s compensation peer companies during such performance period.
2021 LTIP Awards
On March 11, 2021, our NEOs received grants of PSUs and RSUs as set forth in the table below.

NEO	Target # of PSUs Awarded(1)	# of RSUs Awarded(2)	Approximate Compensation Value Intended to be Delivered
Scott Bender	23,358	23,358	$1,500,000
Joel Bender	23,358	23,358	1,500,000
Stephen Tadlock	9,390	9,390	603,000
Steven Bender	9,343	9,343	600,000
David Isaac	8,176	8,176	525,000

(1)    PSU awards vest upon the conclusion of the three-year performance period ending December 31, 2023 based on the Company’s ROCE performance.
(2)     RSUs vest 33% per year, beginning on the first anniversary of the grant date.
2021-2023 Performance Stock Unit Metrics and Goals:

	Weight	Threshold	Target	Maximum
	(% of Target)	(50% Payout)	(100% Payout)	(200% Payout)
ROCE for January 1, 2021 to December 31, 2023(1)	100%	15%	20%	25%

(1)    The PSUs cliff vest upon the conclusion of the three-year performance period based on the ROCE performance.
If the Company’s ROCE performance falls between any of these payout levels, the percentage multiple of the target PSUs will be interpolated based on the actual ROCE of the Company in relation to the payout levels. Notwithstanding the foregoing, in the event the Company’s ROCE for the performance period is less than the ROCE of the median performer of the Company’s peer companies (as defined per the agreement), when ranked by ROCE over the performance period, then the number of earned PSUs will be capped at 100% of the target number of PSUs.

Other Compensation Practices and Policies
Stock Ownership Guidelines
Our Stock Ownership Guidelines establish stock ownership thresholds for our NEOs and non-employee directors as follows:

Position	Required Level of Ownership
Chief Executive Officer	6 times base salary
Other NEOs	2 times base salary
Non-Employee Directors	3 times annual cash retainer for Board service
Stock ownership levels must be achieved by each NEO or non-employee director within five years of becoming subject to the guidelines, or within five years of any material change to the guideline level of ownership. As of February 11, 2022, each of our NEOs and non-employee directors met or exceeded the ownership expectations under the guidelines.
Clawback Policy
Our Executive Compensation Clawback Policy (the “Clawback Policy”) provides that in the event of a restatement of our financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that any performance-based compensation paid under an incentive compensation plan would have been a lower amount had it been calculated based on such restated results, the Compensation Committee may seek to recover for the benefit of the Company the after tax portion of the difference between the compensation actually paid to the executive and the corrected amount based on the restated financial results.
Retirement, Health and Welfare Benefits
The Company offers retirement, health and welfare benefits to all of its full-time U.S. employees including executive officers. Executive officers are eligible for these benefits on the same basis as other employees. Health and welfare benefits we offer to our employees include: medical, vision and dental coverage, life insurance, accidental death and dismemberment, short and long-term disability insurance, flexible spending accounts and employee assistance.
The Company also offers a defined contribution 401(k) retirement plan to all of its full-time U.S. employees, including the NEOs. Participants may contribute from 1% to 85% of their base pay and cash incentive compensation (subject to U.S. Internal Revenue Service (“IRS”) limitations), and the Company has historically made matching contributions under this plan on the first 7% of the participant’s compensation (100% match of the first 3% employee contribution and 50% match on the next 4% employee contribution). Company matching contributions vest 20% per year on the first five anniversaries of the respective employee’s hire date. In light of the challenging economic environment, the Company temporarily suspended matching contributions to the retirement plan in June 2020 and reinstated the matching contributions in August 2021.
Perquisites
We provide Scott Bender, Joel Bender, Stephen Tadlock and Steven Bender with bi-weekly vehicle allowances.
Compensation Risk
Our compensation policies and practices are designed to provide rewards for short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Our compensation strategies are designed to encourage company growth and appropriate risk taking but not to encourage excessive risk taking. We also attempt to design the compensation program for our larger general employee population so that it does not inappropriately incentivize our employees to take unnecessary risks in their day-to-day activities. We recognize, however, that there are trade-offs and that it can be difficult in specific situations to maintain the appropriate balance. As such, we continue to evaluate our programs with a goal of preventing them from becoming materially imbalanced one way or the other.
Our compensation arrangements contain certain design elements that are intended to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include a maximum amount that can be earned under our annual incentive cash compensation program. We also provide compensation to our NEOs in the form of a reasonable base salary. We want our executives to be motivated to achieve our short-term and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial and operational targets, we also believe that a portion of an executive’s compensation should be awarded in components that provide a degree of financial certainty. In combination with our risk management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our NEOs, are reasonably likely to have a material adverse effect on us.
Employment, Severance and Change-in-Control Agreements
Employment Agreements
In April 2021, the Company entered into Second Amended and Restated Employment Agreements (as amended and restated, each, an “Employment Agreement”) with Messrs. Scott and Joel Bender in order to establish new three-year terms of employment with each. Under each Employment Agreement, Messrs. Scott and Joel Bender are entitled to receive severance compensation if his employment is terminated under certain conditions, such as a termination by the executive officer for “good reason” or by us without “cause,” each as defined in the agreements and further described below under “—Potential Payments upon Termination or Change of Control.” In addition, the agreements provide for:
•specified minimum base salaries;
•participation in all of our employee benefit plans to the extent the executive is eligible thereunder;
•termination benefits, including, in specified circumstances, severance payments; and
•an annual cash bonus of up to 100% of annual base salary (“Base Bonus”) and an opportunity to earn an additional Stretch Bonus opportunity of up to 40% of the Base Bonus in the good faith discretion of the Board if the executive satisfies budgetary and performance goals, as determined annually by the Board.
We have not entered into separate severance agreements with Messrs. Scott and Joel Bender and instead rely on the terms of each executive’s Employment Agreement to dictate the terms of any severance arrangements. The Employment Agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control but do provide for salary continuation payments and subsidized health and welfare benefits upon the termination of the executive’s employment for “good reason” or without “cause.”  Mr. Tadlock will be eligible to receive severance payments should a merger or sale transaction result in Mr. Tadlock being terminated by the new entity. Severance payments that could become payable to Messrs. Scott and Joel Bender and Mr. Tadlock pursuant to these arrangements have been described in more detail below under “—Potential Payments upon Termination or Change of Control—Employment Agreements.”
Non-Compete Agreements
In connection with our IPO, on February 12, 2018, Cactus LLC entered into amended and restated noncompetition agreements (each, a “Noncompetition Agreement”) with each of Scott Bender and Joel Bender. Each of the Noncompetition Agreements provide that, for a period of one year following termination of his employment, Scott Bender and Joel Bender will not (i) compete against us in connection with our business, (ii) solicit or induce any of our employees to leave his or her employment with us or hire any of our employees or (iii) solicit or entice customers who were our customers within the one‑year period immediately prior to his date of termination to cease doing business with us or to begin doing business with our competitors. Pursuant to his employment arrangement with the Company, Mr. Isaac is subject to the same restrictions.
Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to our NEOs:

Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation(2)	Stock Awards(3)	All Other Compensation(4)	Total
Scott Bender, President, Chief Executive Officer and Director(5)	2021	$225,294	$24,964	$234,968	$1,533,220	$13,400	$2,031,846
	2020	122,745	—	18,301	1,500,004	14,612	1,655,662
	2019	300,000	—	334,835	1,499,994	29,102	2,163,931
Joel Bender, Senior Vice President, Chief Operating Officer and Director(5)	2021	249,231	—	259,932	1,533,220	13,400	2,055,783
	2020	183,750	—	18,301	1,500,004	15,201	1,717,256
	2019	300,000	—	334,835	1,499,994	30,120	2,164,949
Stephen Tadlock, Vice President, Chief Financial Officer and Treasurer	2021	328,719	—	274,266	616,360	11,313	1,230,658
	2020	265,906	28,827	21,173	603,007	16,508	935,421
	2019	321,923	—	180,971	1,502,947	24,773	2,030,614
Steven Bender, Vice President of Operations	2021	249,231	34,417	207,946	613,274	10,456	1,115,324
	2020	183,750	—	14,641	600,016	15,204	813,611
	2019	296,154	—	248,489	599,975	25,789	1,170,407
David Isaac, General Counsel, Vice President of Administration and Secretary	2021	294,375	—	199,560	536,672	865	1,031,472
	2020	238,125	21,094	15,406	525,022	5,675	805,322
	2019	296,154	—	165,659	449,972	14,260	926,045

(1)    In calculating payments due under the 2021 Non-Equity Incentive Plan, the Company uses the NEO’s eligible earnings as a basis to determine the bonus amount. In recognition of the fact that Scott Bender voluntarily incurred a larger salary decrease than Joel Bender during a portion of 2021, the Compensation Committee approved a bonus award to Scott Bender in order for his total 2021 cash bonus payment to be equal to that of Joel Bender. Additionally, due to the fact that Steven Bender’s full salary was restored at a date later than the restoration of full salaries for Mr. Tadlock and Mr. Isaac, the Compensation Committee approved a bonus award for Steven Bender equivalent to the Non-Equity Incentive Plan payment Steven Bender would have received if his full salary had been restored on the same date as Messrs. Tadlock and Isaac.
(2)    Amounts of “Non-Equity Incentive Plan Compensation” paid to each applicable NEO were made pursuant to the Company’s short-term incentive program. For a description of this plan please see “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.”
(3)    The amounts reported in this column represent the aggregate grant date fair value of RSUs and target PSUs granted to each NEO and computed in accordance with FASB ASC Topic 718.

(4)    Amounts reflected within the “All Other Compensation” column for 2021 are comprised of the following amounts:

Name	Employer Contributions to 401(k) Plan	Vehicle Allowance
Scott Bender	$6,200	$7,200
Joel Bender	6,200	7,200
Stephen Tadlock	4,113	7,200
Steven Bender	3,256	7,200
David Isaac	865	—
(5)    Although Messrs. Scott and Joel Bender each serve on our Board, they are not compensated for their services as directors.
Grants of Plan Based Awards
The following table provides information about equity and non-equity awards granted to our NEOs in 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Bender		$—	$225,294	$315,412
	3/11/2021				11,679	23,358	46,716		$766,610
	3/11/2021							23,358	766,610
Joel Bender		—	249,231	348,923
	3/11/2021				11,679	23,358	46,716		766,610
	3/11/2021							23,358	766,610
Stephen Tadlock		—	262,975	368,165
	3/11/2021				4,695	9,390	18,780		308,180
	3/11/2021							9,390	308,180
Steven Bender		—	199,385	279,139
	3/11/2021				4,672	9,343	18,686		306,637
	3/11/2021							9,343	306,637
David Isaac		—	191,344	267,881
	3/11/2021				4,088	8,176	16,352		268,336
	3/11/2021							8,176	268,336

(1)Amounts in these columns represent the threshold, target and maximum estimated payouts for 2021 MIP cash bonus awards. The actual value of bonuses paid to our NEOs for 2021 under this program can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)Shares in these columns represent the threshold, target and maximum number of estimated PSUs eligible for vesting per the award agreements executed on March 11, 2021. “Threshold” reflects the lowest possible payout (50% of the grant), “Target” represents the number of PSUs awarded under each grant, and “Maximum” reflects the highest possible payout (200% of the grant). The award agreements under which the PSUs were issued provide that no PSUs will vest unless a specified threshold level of performance is achieved. Vested PSUs are paid in shares of our Class A Common Stock, and the payout, if any, with respect to PSUs will occur at the end of the three-year performance period. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—2021 LTIP Awards” for more information regarding these

PSUs. The target number of PSUs granted was determined based on the average of the closing price on the 20 business days prior to the grant date.
(3)This column includes the number of RSUs granted to our NEOs during 2021. The number of RSUs granted was determined based on the average of the closing price on the 20 business days prior to the grant date.
(4)The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. With respect to the PSU awards, this column reflects the grant date fair value for such PSUs at target.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table reflects information regarding outstanding stock awards held by our NEOs as of December 31, 2021.

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Scott Bender	3/11/2019	13,380(2)	$510,179
	3/11/2020	36,603(3)	1,395,672	54,905(5)	$2,093,528
	3/11/2021	23,358(4)	890,641	23,358(6)	890,641
Joel Bender	3/11/2019	13,380(2)	$510,179
	3/11/2020	36,603(3)	1,395,672	54,905(5)	$2,093,528
	3/11/2021	23,358(4)	890,641	23,358(6)	890,641
Stephen Tadlock	3/11/2019	13,406(2)	$511,171
	3/11/2020	19,619(3)	748,072	4,905(5)	$187,028
	3/11/2021	9,390(4)	358,041	9,390(6)	358,041
Steven Bender	3/11/2019	5,352(2)	$204,072
	3/11/2020	19,522(3)	744,374	4,880(5)	$186,074
	3/11/2021	9,343(4)	359,249	9,343(6)	356,249
David Isaac	3/11/2019	4,014(2)	$153,054
	3/11/2020	17,082(3)	651,337	4,270(5)	$162,815
	3/11/2021	8,176(4)	311,751	8,176(6)	311,751

(1)The market value of these units is based on $38.13 per share, the closing price of the Company’s Class A Common Stock on December 31, 2021, the last trading day of the fiscal year.
(2)Reflects RSUs which vested on March 11, 2022.
(3)Reflects RSUs which vest over two years in equal annual installments on March 11, 2022 and March 11, 2023.
(4)Reflects RSUs which vest over three years in equal annual installments on March 11, 2022, March 11, 2023 and March 11, 2024.
(5)Reflects PSUs which will vest on December 31, 2022 subject to the Company’s satisfaction of ROCE performance targets.
(6)Reflects PSUs, which vest on December 31, 2023 subject to the Company’s satisfaction of ROCE performance targets. See “Compensation Discussion and Analysis—Elements of Compensation—2021 LTIP Awards.”

Stock Vested
The following table provides information for our NEOs on the number of shares of Class A Common Stock acquired upon the vesting of RSU awards in 2021 and the value realized, in each case before payment of any applicable withholding tax.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Scott Bender	49,225	$1,549,073
Joel Bender	49,225	1,549,073
Stephen Tadlock	56,110	1,716,858
Steven Bender	25,638	801,546
David Isaac	15,593	548,169

(1)     Reflects shares received pursuant to RSU awards vesting in 2021. The value realized upon vesting of these awards represents the aggregate dollar amount realized by the NEO upon vesting computed by multiplying the number of shares of stock by the closing price of the underlying shares on the applicable vesting dates. For Scott Bender, Joel Bender, Stephen Tadlock and Steven Bender, the applicable vesting dates were February 7, 2021 and March 11, 2021, and the closing price of the Class A Common Stock on these dates was $29.03 and $32.82, respectively. For David Isaac, the applicable vesting dates were March 11, 2021 and October 24, 2021, and the closing price of the Class A Common Stock on these dates was $32.82 and $44.80, respectively.
Pension Benefits and Nonqualified Deferred Compensation
We have not maintained, and do not currently maintain, a defined benefit pension plan or a nonqualified deferred compensation plan providing for retirement benefits.
Potential Payments Upon Termination or Change of Control
Each of our NEOs may be entitled to certain severance and other benefits upon a termination of employment under their respective award agreements and employment agreements, as described in further detail below. The description of the relevant terms of such award agreements and employment agreements set forth below does not purport to be a complete description of all of the provisions of any such agreements and is qualified in its entirety by reference to the forms of award agreements and severance agreements previously filed.
Employment Agreements
Scott Bender and Joel Bender Employment Agreements
We have entered into employment agreements with Messrs. Scott and Joel Bender. The Employment Agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control but do provide for salary continuation payments and subsidized health and welfare benefits upon the termination of the executive’s employment for “good reason” or without “cause.” To receive benefits under the Employment Agreements, the executive officer will be required to execute a release of all claims against the Company.
Termination for Good Reason or Without Cause. If either Scott or Joel Bender terminates his employment for “good reason” or is terminated by us without “cause,” he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination, his then‑current base salary and benefits (except car and expense reimbursement benefits) for the remaining term of the Employment Agreement if such term is greater than one year, or if such term is not greater than one year, one year from the date of termination, paid in lump sum within 60 days after the executive’s separation from service.
Termination Due to Disability. If either Scott or Joel Bender’s employment is terminated by either us or the executive due to disability, he will be entitled to receive as severance his then‑current base salary and benefits through the remainder of the calendar month during which such termination is effective and for the lesser of (a) six consecutive months thereafter or (b) the date on which disability insurance benefits commence under any disability insurance coverage which may be provided by us, paid in lump sum within 30 days after the executive’s termination due to disability.
Termination Due to Death. If either Scott or Joel Bender’s employment is terminated due to death, his estate will be entitled to receive his then‑current base salary and accrued benefits through the end of the calendar month in which his death occurs, paid in lump sum within 30 days after the executive’s termination due to death. In each case, if the executive is entitled to severance payments, during such severance period we will pay such executive’s portion of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium payments, and if COBRA is no longer available during such period, we will provide similar health insurance coverage for such executive during the severance period.
For purposes of Scott and Joel Bender’s Employment Agreements:
•The term “cause” means the executive (i) is convicted of, or enters a nolo contendre or guilty plea with respect to, a crime involving fraud, theft, embezzlement or other act of material dishonesty or the Board’s loss of confidence in the executive because he is convicted of, or enters a nolo contendre or guilty plea with respect to, any felony or crime involving moral turpitude; (ii) commits any other material breach of any of the provisions of his employment agreement other than a breach which (being capable of being remedied) is remedied by him within 14 days of being called upon to do so in writing by us; or (iii) fails to perform his duties and responsibilities (other than a failure from disability) for a period of 30 consecutive days.
•The term “good reason” means any of the following: (i) we commit any material breach of the provisions of the executive’s Employment Agreement; (ii) we assign the executive to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the effective date of the Employment Agreement; (iii) the requirement by us that the executive be based anywhere other than Houston, Texas, provided that such a change in geographic location be deemed material; or (iv) any decrease of more than 10% in the executive’s base salary as of the effective date of the Employment Agreement. In any case, the executive must provide written notice of termination for good reason within 90 days of the initial existence of the condition at issue, and we will have the opportunity to cure such circumstances within a 30‑day period of receipt of such notice.
Stephen Tadlock Offer Letter
Pursuant to the terms of his offer letter, Mr. Tadlock will be eligible to receive six months of severance should a merger or sale transaction result in Mr. Tadlock being terminated by the new entity.
LTIP Awards
The Company’s RSU award agreements provide that restricted stock awards will become fully vested on (i) the date a Change of Control occurs, (ii) the termination of an employee’s employment due to his or her death or a Disability or (iii) upon the employee’s Normal Retirement. As used in the RSU award agreements, “Disability” means that the employee is unable to perform the essential functions of their duties for three consecutive months, or three months during any six-month period, as determined after an examination by a medical doctor selected by written agreement of the employee and the Company. As used in the RSU award agreements, “Normal Retirement” means an employee’s separation from service without Cause on or following the age of 65. For purposes of the RSU award agreements, “Cause” means the employee (i) is convicted of, or enters a nolo contendere or guilty plea with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty, the Board’s loss of confidence in the employee because he or she is convicted of or enters a nolo contendere or guilty plea with respect to any felony or crime involving moral turpitude; (ii) commits any other material breach of any of the provisions of their employment agreement with the Company (if applicable) or any material employment contract, policy or agreement the employee has entered into with the Company, other than a breach which (being capable of being remedied) is remedied by the employee within fourteen days of being called upon to do so in writing by the Company; or (iii) fails to perform their duties and responsibilities (other than a failure resulting from Disability).
The Company’s PSU award agreements provide that 100% of target PSUs shall immediately become earned units upon (i) the employee’s termination of employment due to death or Disability or (ii) the employee’s Normal Retirement. As used in the PSU award agreement, the term “Disability” means an employee’s inability to perform the essential functions of their duties for three consecutive months or three months during any six-month period, and the term “Normal Retirement” means an employee’s separation from service without Cause on or following the age of 65. In the event of a change in control, the performance period will be deemed to have ended, and the Company shall calculate the number of earned units to which the employee is entitled (if any) based on actual performance during the truncated period.
Management Incentive Plan Awards
The Company’s Management Incentive Plan provides that participants whose employment ends before the bonus payments are made forfeit all rights to participate in the Management Incentive Plan and to receive any bonus relating to prior service, except for the following:
•Injury, disability or ill-health (as determined by the Compensation Committee);
•Change of control; or
•Death.
Quantification of Payments
Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination of our NEOs other than during the 24-month period following a Change of Control, or (ii) involuntary not for Cause termination or termination by the NEO for “Good Reason,” in either case, during the 24-month period following a Change of Control of the Company, occurring as of December 31, 2021. In addition, the table that follows shows the potential payments upon the hypothetical (i) disability, retirement or death of our NEOs, and (ii) Change of Control of the Company, in each case, occurring as of December 31, 2021. The table includes estimated amounts because actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or upon a Change of Control.

		Potential Payments Upon Termination and Change of Control
Executive Benefits and Payments Upon Separation		Termination for Cause	Involuntary Not for Cause Termination without a Change of Control	Termination with a Change of Control	Disability or Normal Retirement	Death	Change of Control (No Termination)
Scott Bender	Compensation:
	Cash Severance	$—	$300,000	$300,000	$150,000	$25,000	$—
	Stock Awards(1)	—	5,780,661(4)	4,577,773	5,780,661	5,780,661	4,577,773
	Performance Cash Awards(2)	—	—	234,968	234,968	234,968	234,968
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	11,369	11,369	5,684	947	—
Total		$—	$6,092,030	$5,124,110	$6,171,313	$6,041,576	$4,812,741
Joel Bender	Compensation:
	Cash Severance	$—	$300,000	$300,000	$150,000	$25,000	$—
	Stock Awards(1)	—	—	4,577,773	5,780,661	5,780,661	4,577,773
	Performance Cash Awards(2)	—	—	259,932	259,932	259,932	259,932

		Potential Payments Upon Termination and Change of Control
Executive Benefits and Payments Upon Separation		Termination for Cause	Involuntary Not for Cause Termination without a Change of Control	Termination with a Change of Control	Disability or Normal Retirement	Death	Change of Control (No Termination)
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	11,369	11,369	5,684	947	—
Total		$—	$311,369	$5,149,074	$6,196,277	$6,066,540	$4,837,705
Stephen Tadlock	Compensation:
	Cash Severance	$—	$—	$167,500	$—	$—	$—
	Stock Awards(1)	—	—	2,333,365	2,162,352	2,162,352	2,333,365
	Performance Cash Awards(2)	—	—	274,266	274,266	274,266	274,266
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$2,775,131	$2,436,618	$2,436,618	$2,607,631
Steven Bender	Compensation:
	Cash Severance	$—	$—	$—	$—	$—	$—
	Stock Awards(1)	—	—	2,017,191	1,847,017	1,847,017	2,017,191
	Performance Cash Awards(2)	—	—	207,946	207,946	207,946	207,946
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$2,225,137	$2,054,963	$2,054,963	$2,225,137
David Isaac	Compensation:
	Cash Severance	$—	$—	$—	$—	$—	$—
	Stock Awards(1)	—	—	1,739,643	1,590,707	1,590,707	1,739,643
	Performance Cash Awards(2)	—	—	199,560	199,560	199,560	199,560
	Benefits & Perquisites:
	Health and Welfare Benefits(3)	—	—	—	—	—	—
Total		$—	$—	$1,939,203	$1,790,267	$1,790,267	$1,939,203

(1)     Reflects the value of unvested RSU and target PSU awards as of December 31, 2021 that would be accelerated as a result of the separation event based on the Company’s stock price of $38.13, which was the closing market price of the Company’s Class A Common Stock as of December 31, 2021. For PSUs, upon a change in control, the performance period is deemed to have ended and a calculation is made to determine the number of earned units for the truncated period. As of December 31, 2021, the Company’s ROCE performance relating to the 2020 PSU grants did not exceed the threshold level; therefore, the 2020 PSUs would not have vested upon a change in control event. Additionally, the Company’s ROCE performance relating to the 2021 PSU grants exceeded the maximum level as of December 31, 2021; therefore, the 2021 PSUs would have vested at 200% upon a change in control event.
(2)    Reflects each NEO’s 2021 performance cash award earned under the Company’s short-term incentive program.
(3)     Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the NEO under the Company’s health and welfare benefit plans for the applicable continuation period specified in the Executive Agreements.
(4)     Due to Mr. Bender’s eligibility for “Normal Retirement” treatment in the event of a separation from service without cause, this reflects the value of unvested RSUs and PSUs held by Mr. Bender as of December 31, 2021 that would be accelerated upon his “Normal Retirement.”
2021 Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (other than the Chief Executive Officer) and the annual total compensation of Scott Bender, our Chief Executive Officer.

For 2021, our last completed fiscal year:
•Scott Bender had total annual compensation of $2,031,846 as reflected in the Summary Compensation Table.
◦Our median employee’s annual total compensation was $92,211.
◦As a result, we estimate that Scott Bender’s 2021 annual total compensation was approximately 22 times that of our median employee.
•To identify the median employee, we took the following steps:
◦We determined that, as of December 1, 2021, our employee population consisted of 1,037 individuals. This population consisted of our full-time and part-time employees (including both active employees and employees on leave as of December 1, 2021).
◦We selected December 1, 2021 as our identification date for determining our median employee because it enabled us to make such identification in a reasonably efficient and economic manner.
◦We used a consistently applied compensation measure to identify our median employee by comparing the actual amount of salary or wages as reflected in our payroll records. Compensation was annualized for employees that were not employed by us for all of 2021.
◦For our employees located outside of the United States, we obtained similar payroll records and converted such information into U.S. dollars using the year-end currency exchange rate.
•To determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:
◦After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2021 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
◦With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table.
Reconciliation of GAAP to Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA are not measures of net income as determined by GAAP. EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Cactus defines EBITDA as net income excluding net interest, income tax and depreciation and amortization. Cactus defines Adjusted EBITDA as EBITDA excluding the other items outlined below. See the following reconciliation (in thousands):

Year Ended December 31, 2021
Net income	$67,470
Interest income, net	774
Income tax expense	7,675
Depreciation and amortization	36,308
EBITDA	112,227
Other non-operating income	(898)
Secondary offering related expenses	406
Stock-based compensation	8,620
Adjusted EBITDA	$120,355

DIRECTOR COMPENSATION
In April 2021, the Compensation Committee approved a restoration of the compensation program of non-employee directors to the levels prior to the 25% reductions enacted on April 1, 2020. Accordingly, in the second quarter of 2021, each non-employee director received the following compensation for his or her service on our Board:
•a cash retainer of $80,000 per year, payable quarterly in arrears;
•an additional cash retainer of $20,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Audit Committee and an additional cash retainer of $10,000 per year for each other member of our Audit Committee;
•an additional cash retainer of $10,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Compensation Committee and an additional cash retainer of $5,000 per year for each other member of our Compensation Committee;
•an additional cash retainer of $10,000 per year, payable quarterly in arrears if such non‑employee director serves as the chairperson of our Nominating and Governance Committee and an additional $5,000 per year for each other member of our Nominating and Governance Committee; and
•annual equity‑based compensation with an aggregate grant date value of $100,000.
In addition, a cash retainer of $20,000 per year is payable to a non‑employee Chairman of the Board quarterly in arrears. Each director is reimbursed for out‑of‑pocket expenses incurred in connection with attending board and committee meetings.
Messrs. Scott and Joel Bender, as employees of the Company, do not receive compensation for their services as directors in addition to their employee compensation described above. The table below reflects the compensation provided during 2021 to each member of our Board who was not employed by the Company.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Bruce Rothstein	$92,239	$102,234	$194,473
Melissa Law	87,628	102,234	189,862
Michael McGovern	92,239	102,234	194,473
John (Andy) O’Donnell	92,239	102,234	194,473
Gary L. Rosenthal	87,628	102,234	189,862
Alan Semple	96,851	102,234	199,085
Tym Tombar	47,500	98,546	146,046

(1)     The amounts shown in this column reflect cash fees earned by each director during 2021. Amounts reflect compensation at the 25% reduction previously enacted in 2020 and the reinstated cash fees enacted in April 2021 for the remainder of 2021.
(2)     Amounts reported in this column represent the grant date fair market value determined in accordance with FASB ASC Topic 718 of restricted stock units granted during 2021.
On March 11, 2021, the Compensation Committee awarded each of Messrs. Rothstein, O’Donnell, McGovern, Semple and Rosenthal and Ms. Law 3,115 restricted stock units at a fair value of $32.82 per share. Consistent with the director compensation program, the Compensation Committee also awarded Tym Tombar 2,512 RSUs at a fair value of $39.23 per share. The number of RSUs granted was determined based on the average of the closing price on the 20 business days prior to the grant date. The RSU awards will vest in full on the first anniversary of the date of grant and are subject to forfeiture pursuant to the terms of the notice of grant and award agreement under which they were granted as well as the terms of the LTIP on that date.

As of December 31, 2021, the aggregate number of unvested restricted stock unit awards held by non-employee directors were as follows:

Name	Stock Awards (#)
Bruce Rothstein	3,115(1)
Melissa Law	3,115(1)
Michael McGovern	3,115(1)
John (Andy) O’Donnell	3,115(1)
Gary L. Rosenthal	3,115(1)
Alan Semple	3,115(1)
Tym Tombar	2,512(2)

(1)     RSUs vested on March 11, 2022.
(2)     RSUs vest on July 1, 2022.

CORPORATE GOVERNANCE
Composition of our Board
Our business and affairs are managed under the direction of our Board. Our Board consists of nine members, including our Chief Executive Officer. Among the nine members of our Board, we have one female director and one director who is a member of a racial or ethnic minority group. In connection with our IPO, we entered into a Stockholders’ Agreement with Cadent Energy Partners II, L.P. (“Cadent”) and Cactus WH Enterprises, a Delaware limited liability company owned by Messrs. Scott Bender, Joel Bender and Steven Bender and certain of our other employees. The Stockholders’ Agreement was amended in 2021 after Cadent withdrew from the Agreement. The Amended and Restated Stockholders’ Agreement provides Cactus WH Enterprises with the right to designate a certain number of nominees to our Board so long as they and their respective affiliates collectively beneficially own at least 5%, respectively, of the outstanding shares of our common stock. See “Transactions with Related Persons—Amended and Restated Stockholders’ Agreement.”
In evaluating director candidates, our Board will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance our Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties. Our directors are divided into three classes serving staggered three‑year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2024, 2022 and 2023, respectively. Messrs. McGovern, O’Donnell and Tombar have been assigned to Class I. Messrs. Semple and Joel Bender and Ms. Law have been assigned to Class II. Mr. Rothstein, Scott Bender and Mr. Rosenthal have been assigned to Class III. At each of the Company’s annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired.
Our Board has reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and the SEC, and based on this review, determined that Messrs. McGovern, O’Donnell, Rosenthal, Rothstein, Semple and Tombar and Ms. Law are independent within the meaning of the NYSE listing standards currently in effect and within the meaning of Section 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees of our Board
We have a standing Audit Committee, Compensation Committee and a Nominating and Governance Committee. Below is a summary of our committee structure and membership information as of April 11, 2022:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Melissa Law	Member	Member
Michael McGovern	Member	Chairman
John (Andy) O’Donnell	Member	Member	Member
Gary Rosenthal		Member	Chairman
Alan Semple	Chairman		Member
Tym Tombar	Member	Member
Audit Committee
Rules implemented by the NYSE and the SEC require us to have an Audit Committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. Our Audit Committee is currently comprised of Messrs. Semple, McGovern, O’Donnell and Tombar and Ms. Law, each of whom are independent under the rules of the SEC. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our Board has determined that Messrs. Semple, McGovern and Tombar satisfy the definition of an “audit committee financial expert.” Mr. Semple serves as the chairman of the Audit Committee.
The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our internal audit function and our independent accountants and our accounting practices. The Audit Committee also assists the Board in fulfilling its risk management oversight responsibilities by overseeing our major financial and information technology risk exposures and the steps our management has taken to monitor and control these exposures. In addition, the Audit Committee assists our Board in fulfilling its oversight responsibilities regarding our compliance programs relating to legal and regulatory requirements. In connection with our IPO, we adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Audit Committee charter is available on our website at www.CactusWHD.com.
Compensation Committee
Our Compensation Committee is currently comprised of Messrs. McGovern, O’Donnell, Rosenthal and Tombar and Ms. Law, all of whom meet the independence standards established by the NYSE. Mr. McGovern serves as the chairman of the Compensation Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee also administers our incentive compensation plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Compensation Committee charter is available on our website at www.CactusWHD.com.
Nominating and Governance Committee
Our Nominating and Governance Committee is currently comprised of Messrs. O’Donnell, Rosenthal and Semple, all of whom meet the independence standards established by the NYSE. Mr. Rosenthal serves as the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee identifies, evaluates and recommends qualified nominees to serve on our Board, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. Our Nominating and Governance Committee charter is available on our website at www.CactusWHD.com.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and is available on our website at www.CactusWHD.com under “Corporate Governance” within the “Investors” section. We will provide a copy of this document to any person, without charge, upon request, by writing to us at Cactus, Inc., Investor Relations, 920 Memorial City Way, Suite 300, Houston, Texas 77024. We intend to satisfy the disclosure requirement under Item 406(b) of Regulation S-K regarding amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics by posting such information on our website at the address and the location specified above.
Corporate Governance Guidelines
Our Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” covers the following principal subjects:
•the size of the Board;
•qualifications and independence standards for the Board;
•director responsibilities;
•Board leadership;
•meetings of the Board and of non-employee directors;
•committee functions and independence of committee members;
•compensation of the Board;
•self-evaluation and succession planning;
•ethics and conflicts of interest (a copy of our current “Code of Business Conduct and Ethics” is posted on the Company’s website at www.CactusWHD.com);
•stockholder communications with directors; and
•access to senior management and to independent advisors.
The Corporate Governance Guidelines are posted on our website at www.CactusWHD.com. The Corporate Governance Guidelines will be reviewed periodically and as necessary by our Board for its approval. The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Proxy Access
Our amended and restated bylaws permit a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding voting power entitled to vote generally in the election of directors continuously for at least three years, subject to certain limitations, to nominate and include in the Company’s proxy statement director candidates constituting up to the greater of two individuals or 20% of our Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws. For information regarding how to include a director nominee in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, please see the section of this Proxy Statement below entitled “Stockholder Proposals; Identification of Director Candidates.”

Anti-Hedging and Pledging Policies
Our directors and executive officers are prohibited from hedging their ownership of Company stock. Furthermore, our directors and executive officers are prohibited from pledging their Company stock.
Board Leadership
Our Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. Our Board’s responsibility is one of oversight, and in performing its oversight role, our Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.
In accordance with our Corporate Governance Guidelines, our Board selects the Company’s Chairman and the Company’s CEO in any way it considers in the best interests of the Company and, accordingly, does not have a policy on whether the roles of Chairman and CEO should be separate or combined and, if separate, whether the Chairman should be selected from the independent directors. At the present time, the roles of Chairman and CEO are separate.
Executive Sessions of Non-Employee Directors
Our Board holds regular executive sessions in which the non-employee directors meet without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the non-employee directors. The Chairman of the Board will serve as the lead director at executive sessions of the non-employee directors, unless the Chairman of the Board is a member of management, in which case the lead director at such meetings will be the chairman of the Audit Committee.
If the non‑employee directors include members who are not independent within the listing requirements of the NYSE, the independent members of our Board will meet in executive session at least once per year. Our Corporate Governance Guidelines provide that the Chairman of our Board will serve as the lead director at executive sessions of the independent directors, unless the Chairman of our Board is not independent, in which case the lead director at such meetings will be an independent director selected by our Board. The Chairman of the Board is independent and he serves as the lead director at executive sessions of the independent directors.
Communications with the Board
Stockholders and any other interested parties may send communications to our Board, any committee of our Board, the Chairman of the Board or any other director in particular to: Cactus, Inc., 920 Memorial City Way, Suite 300 Houston, Texas 77024. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by our Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by our Board. To the extent the subject matter of a communication relates to matters that have been delegated by our Board to a committee or to an executive officer of the Company, then our General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of our Board or an executive officer does not imply or create any fiduciary duty of our Board members or executive officer to the person submitting the communications.
Oversight of Risk Management
Risk assessment, management and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us, including information security and cybersecurity risks. Throughout the year, senior management reviews these risks at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate such risks. Specific to information security and cybersecurity risks, the Company undertakes intrusion prevention and detection measures, penetration testing, vulnerability assessments and total threat telemetry of various aspects of our information system.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole. Our Board is responsible for monitoring and assessing strategic risk exposure, and the Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing our major financial and information technology risk exposures and the steps our management has taken to monitor and control these exposures.
Risks specific to information security and cybersecurity are discussed with and presented to our Board as well as the audit committee on a quarterly basis. One member of the audit committee has information security experience. The Company has not experienced an information security breach in over three years. Over this three-year timeframe it has not incurred any net expenses related to information security breaches and it has not incurred any penalties or settlements related to information security breaches. In addition to a variety of projects designed to enhance the security of the Company’s systems, networks and technologies, the Company conducts periodic information security training for all employees.
Attendance at Annual Meetings
While we have no formal policy regarding director attendance at the annual meetings of stockholders, directors are encouraged to attend our annual meetings, if practicable. All of the directors attended our annual meeting held in 2021.
Board and Committee Meeting Attendance
During 2021, the entire Board held ten meetings, the Audit Committee and the Nominating and Governance Committee each held four meetings and the Compensation Committee held three meetings. Each of our directors attended more than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which he or she served.
Compensation Committee Interlocks and Insider Participation
During 2021, our Compensation Committee consisted of Messrs. McGovern, O’Donnell, Rosenthal and Tombar and Ms. Law. During 2021, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In 2021, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or the Compensation Committee of Cactus Inc.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of the shares of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the years ended December 31, 2021 except in August 2021, a Form 4 was filed late for each of Cactus WH Enterprises, Scott Bender and Joel Bender. The Form 4s related to the same transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of common stock as of April 4, 2022, by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each NEO of the Company, (iii) each director and director nominee of the Company and (iv) all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock issuable upon the vesting of RSUs held by that person that will vest within 60 days of April 4, 2022, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. All of such information is based on publicly available filings, unless otherwise known to us from other sources. As of April 4, 2022, 60,451,042 shares of our Class A Common Stock and 15,420,660 shares of our Class B Common Stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 920 Memorial City Way, Suite 300 Houston, Texas 77024.

	Shares Beneficially Owned by Certain Beneficial Owners and Management(1)
	Class A Common Stock		Class B Common Stock		Combined Voting Power(2)
	Number	% of class	Number	% of class	Number	% of class
5% Stockholders
Cactus WH Enterprises, LLC(3)	—	—%	13,761,341	89.2%	13,761,341	18.1%
The Vanguard Group(4)	5,627,890	9.3%	—	—%	5,627,890	7.4%
T. Rowe Price Associates(5)	5,416,577	9.0%	—	—%	5,416,577	7.1%
AllianceBernstein L.P.(6)	4,864,730	8.0%	—	—%	4,864,730	6.4%
BlackRock, Inc.(7)	3,892,630	6.4%	—	—%	3,892,630	5.1%
Directors and NEOs:
Scott Bender(3)	817,480	1.4%	13,761,341	89.2%	14,578,821	19.2%
Joel Bender(3)	814,875	1.3%	13,761,341	89.2%	14,576,216	19.2%
Bruce Rothstein(8)	8,202	*	212,186	1.4%	220,388	*
Stephen Tadlock	72,433	*	—	—%	72,433	*
Steven Bender	127,879	*	—	—%	127,879	*
Alan Semple	50,035	*	—	—%	50,035	*
John (Andy) O’Donnell	18,375	*	27,508	*	45,883	*
Michael McGovern	18,375	*	24,024	*	42,399	*
David Isaac	18,898	*	—	—%	18,898	*
Gary Rosenthal	13,208	*	—	—%	13,208	*
Tym Tombar	15,400	*	—	—%	15,400	*
Melissa Law	6,476	*	—	—%	6,476	*
Directors and executive officers as a group (12 persons)	1,981,636	3.3%	14,025,059	90.9%	16,006,695	21.1%

*    Less than 1.0%
(1)Subject to the terms of the First Amended and Restated Limited Liability Company Operating Agreement of Cactus LLC (the “Cactus Wellhead LLC Agreement”), each holder of common units representing limited liability company interests in Cactus LLC (such units, “CW Units” and holders of CW Units, “CW Unit Holders”), subject to certain limitations, has the right (the “Redemption Right”) to cause Cactus LLC to acquire all or at least a minimum portion of its CW Units for, at our election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CW Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Cactus Inc. (instead of Cactus LLC) will have the right (the “Call Right”) to acquire each tendered CW Unit directly from the exchanging CW Unit Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CW Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of Class B Common Stock will be canceled. See “Transactions with Related Persons—Cactus Wellhead LLC Agreement.” The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.
(2)Represents percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. The CW Unit Holders hold one share of Class B Common Stock for each CW Unit that they own. Each share of Class B Common Stock has no economic rights but entitles the holder thereof to one vote for each CW Unit held by such holder. Accordingly, the CW Unit Holders collectively have a number of votes in Cactus Inc. equal to the number of CW Units that they hold.
(3)Scott Bender and Joel Bender control Cactus WH Enterprises and may be deemed to share voting and dispositive power over the 13,761,341 shares listed as being owned by Cactus WH Enterprises and, therefore, will also be deemed to be the beneficial owners of such shares.
(4)Based on the Schedule 13G/A, filed February 9, 2022 by The Vanguard Group (“Vanguard”), which states that Vanguard has shared voting power over 105,918 shares of our Class A Common Stock, sole dispositive power over 5,471,985 shares of our Class A Common Stock and shared dispositive power over 155,905 shares of our Class A Common Stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)Based on the Schedule 13G/A filed on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), which states that T. Rowe Price and its affiliates have sole voting power over 1,796,800 shares of our Class A Common Stock and sole dispositive power over 5,416,577 shares of our Class A Common Stock. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, MD 21202.
(6)Based on the Schedule 13G filed on February 14, 2022 by AllianceBernstein L.P. (“AllianceBernstein”), which states that AllianceBernstein has sole voting power over 4,204,305 shares of our Class A Common Stock and sole dispositive power over 4,864,730 shares of our Class A Common Stock. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.
(7)Based on the Schedule 13G/A, filed on February 3, 2022 by BlackRock, Inc., (“BlackRock”) a parent holding company, which states that BlackRock and its affiliates have sole voting power over 3,818,218 shares of our Class A Common Stock and sole dispositive power over 3,892,630 shares of our Class A Common Stock. All shares covered by such filings are held by BlackRock and/or its subsidiaries. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(8)The Class B Common Stock held by Mr. Rothstein includes 184,390 shares held in trusts for members of his family.
Changes in Control
We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth certain information relating to our LTIP as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders	673,337	N/A	1,295,150
Total	673,337	N/A	1,295,150

(1)This column reflects all shares subject to time-based restricted stock units and performance-based stock units granted under the LTIP that were outstanding and unvested as of December 31, 2021. No stock options or warrants have been granted under the LTIP.
(2)No stock options have been granted under the LTIP, and the RSUs reflected in column (a) are not reflected in this column as they do not have an exercise price.
(3)This column reflects the total number of shares remaining available for issuance under the LTIP as of December 31, 2021.

TRANSACTIONS WITH RELATED PERSONS
Policies and Procedures for Review of Related Party Transactions
A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;
•any person who is known by us to be the beneficial owner of more than 5% of any class of our voting securities;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our Common Stock; and
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Our Board adopted a written Related Party Transactions policy prior to the completion of our IPO. Pursuant to this policy, our Audit Committee has and will continue to review all material facts of all Related Party Transactions and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee takes into account, among other factors, the following: (i) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and (ii) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Related Party Transactions required to be disclosed in our filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
Cactus Wellhead LLC Agreement
Under the Cactus Wellhead LLC Agreement, each CW Unit Holder, subject to certain limitations, has the right, pursuant to the Redemption Right, to cause Cactus LLC to acquire all or at least a minimum portion of its CW Units for, at Cactus LLC’s election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CW Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Cactus Inc. (instead of Cactus LLC) will have the right, pursuant to the Call Right, to acquire each tendered CW Unit directly from the exchanging CW Unit Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CW Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of Class B Common Stock will be canceled. In addition, any redemptions involving all of the CW Units held by a CW Unit Holder (subject to the discretion of Cactus Inc. to suspend or otherwise restrict redemptions under certain circumstances) may occur at any time. As the CW Unit Holders redeem their CW Units, our membership interest in Cactus LLC will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.
Any exercise by Cactus LLC or Cactus Inc. of the right to acquire redeemed CW Units for cash must be approved by our Board. To date, neither Cactus Inc. nor Cactus LLC have elected to acquire CW Units for cash in connection with exchanges by CW Unit Holders. It is the policy of Cactus Inc. that any exercise by Cactus Inc. or Cactus LLC of the right to acquire redeemed CW Units for cash must be approved by a majority of those members of our Board who have no interest in such transaction.
Under the Cactus Wellhead LLC Agreement, we have the right to determine when distributions will be made to CW Unit Holders and the amount of any such distributions. If we authorize a distribution, such distribution will be made to the holders of CW Units on a pro rata basis in accordance with their respective percentage ownership of CW Units. For the year ended December 31, 2021, Cactus LLC distributed $30.6 million to Cactus Inc. to fund its dividend, TRA liability and estimated tax payments and made pro rata distributions to the other members totaling $9.7 million. Three of our independent directors, Messrs. McGovern, O’Donnell and Rothstein, have the right to receive pro rata distributions with respect to their percentage ownership of CW Units. During 2021, Messrs. McGovern, O’Donnell and Rothstein received approximately $12 thousand, $15 thousand and $21 thousand, respectively, in pro rata distributions from Cactus LLC. During 2021, a company controlled by Scott Bender and Joel Bender received approximately $8.1 million in pro rata distributions with respect to its percentage ownership of CW Units. In addition, Cadent and Steven Bender received pro rata distributions of approximately $0.8 million and $0.7 million, respectively, during 2021 with respect to their percentage ownership of CW Units.
The holders of CW Units, including us, will generally incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Cactus LLC and will be allocated their proportionate share of any taxable loss of Cactus LLC. Net profits and net losses of Cactus LLC generally will be allocated to holders of CW Units on a pro rata basis in accordance with their respective percentage ownership of CW Units, except that certain non pro rata adjustments will be required to be made to reflect built-in gains and losses and tax depletion, depreciation and amortization with respect to such built-in gains and losses. To the extent Cactus LLC has available cash and subject to the terms of any current or future credit agreements or debt instruments, we intend to cause Cactus LLC to make (i) pro rata distributions to the holders of CW Units, including us, in an amount at least sufficient to allow us to pay our taxes and make payments under the Tax Receivable Agreement with certain current or past direct and indirect owners of Cactus LLC (“TRA Holders”) and (ii) non pro rata payments to Cactus Inc. to reimburse us for our corporate and other overhead expenses incurred by us in connection with serving as a managing member of Cactus LLC.
The Cactus Wellhead LLC Agreement provides that, except as otherwise determined by us, at any time we issue a share of our Class A Common Stock or any other equity security, the net proceeds received by us with respect to such issuance, if any, shall be concurrently invested in Cactus LLC, and Cactus LLC shall issue to us one CW Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of our Class A Common Stock are redeemed, repurchased or otherwise acquired, Cactus LLC shall redeem, repurchase or otherwise acquire an equal number of CW Units held by us, upon the same terms and for the same price, as the shares of our Class A Common Stock are redeemed, repurchased or otherwise acquired.
Cactus LLC will be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) an election by us to dissolve the company. Upon dissolution, Cactus LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including to the extent permitted by law, creditors who are members) in satisfaction of the liabilities of Cactus LLC, (b) second, to establish cash reserves for contingent or unforeseen liabilities and (c) third, to the members in proportion to the number of CW Units owned by each of them.
Tax Receivable Agreement
Pursuant to the Cactus Wellhead LLC Agreement, each TRA Holder will, subject to certain limitations, have the right (the “Redemption Right”) to cause Cactus LLC to acquire all or at least a minimum portion of its CW Units for, at Cactus LLC’s election, (x) shares of our Class A Common Stock at a redemption ratio of one share of Class A Common Stock for each CW Unit redeemed, subject to conversion rate adjustments for stock splits, stock dividends and reclassification and other similar transactions, or (y) an equivalent amount of cash. Alternatively, upon the exercise of the Redemption Right, Cactus Inc. (instead of Cactus LLC) will have the right (the “Call Right”) to acquire each tendered CW Unit directly from the exchanging TRA Holder for, at its election, (x) one share of Class A Common Stock, subject to conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions, or (y) an equivalent amount of cash. In connection with any redemption of CW Units pursuant to the Redemption Right or our Call Right, the corresponding number of shares of Class B common stock will be canceled.
Cactus LLC has made for itself (and for each of its direct or indirect subsidiaries that is treated as a partnership for U.S. federal income tax purposes and that it controls) an election under Section 754 of the Internal Revenue Code (the “Code”), effective for 2018 and each taxable year in which a redemption of CW Units pursuant to the Redemption Right or the Call Right occurs. Pursuant to the Section 754 election, redemptions of CW Units pursuant to the Redemption Right or the Call Right are expected to result in adjustments to the tax basis of the tangible and intangible assets of Cactus LLC. These adjustments will be allocated to Cactus Inc. Such adjustments to the tax basis of the tangible and intangible assets of Cactus LLC would not have been available to Cactus Inc. absent its acquisition or deemed acquisition of CW Units pursuant to the exercise of the Redemption Right or the Call Right. In addition, the repayment of borrowings outstanding under the Cactus LLC term loan facility resulted in adjustments to the tax basis of the tangible and intangible assets of Cactus LLC, a portion of which was allocated to Cactus Inc.
These basis adjustments are expected to increase (for tax purposes) Cactus Inc.’s depreciation and amortization deductions and may also decrease Cactus Inc.’s gains (or increase its losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Such increased deductions and losses and reduced gains may reduce the amount of tax that Cactus Inc. would otherwise be required to pay in the future.
The TRA will generally provide for the payment by Cactus Inc. to each TRA Holder of 85% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that Cactus Inc. actually realizes or is deemed to realize in certain circumstances as a result of (i) certain increases in tax basis that occur as a result of Cactus Inc.’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA Holder’s CW Units in connection with CW Unit exchanges or pursuant to the exercise of the Redemption

Right or the Call Right, (ii) certain increases in tax basis resulting from the repayment of borrowings outstanding under Cactus LLC’s term loan facility and (iii) imputed interest deemed to be paid by Cactus Inc. as a result of, and additional tax basis arising from, any payments Cactus Inc. makes under the TRA. We will retain the benefit of the remaining 15% of the cash savings.
The payment obligations under the TRA are Cactus Inc.’s obligations and not obligations of Cactus LLC, and we expect that the payments we will be required to make under the TRA will be substantial. We have determined that it is more likely than not that actual cash tax savings will be realized by Cactus Inc. from the tax benefits resulting from our IPO (and the related transactions), the subsequent follow-on equity offerings and other CW Unit exchanges. Future exchanges of CW Units create additional liability and follow the same accounting procedures. Estimating the amount and timing of payments that may become due under the TRA is by its nature imprecise and the assumptions used in the estimate can change. For purposes of the TRA, net cash savings in tax generally will be calculated by comparing Cactus Inc.’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount it would have been required to pay had it not been able to utilize any of the tax benefits subject to the TRA. The amounts payable, as well as the timing of any payments under the TRA, are dependent upon significant future events and assumptions, including the timing of the redemption of CW Units, the price of our Class A Common Stock at the time of each redemption, the extent to which such redemptions are taxable transactions, the amount of the redeeming unit holder’s tax basis in its CW Units at the time of the relevant redemption, the depreciation and amortization periods that apply to the increase in tax basis, the amount and timing of taxable income we generate in the future and the U.S. federal income tax rate then applicable, and the portion of Cactus Inc.’s payments under the TRA that constitute imputed interest or give rise to depreciable or amortizable tax basis.
A delay in the timing of redemptions of CW Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the TRA as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of Cactus LLC taxable income to the redeeming unit holder prior to the redemption. Stock price increases or decreases at the time of each redemption of CW Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the TRA in an amount equal to 85% of the tax-effected change in price. The amounts payable under the TRA are dependent upon Cactus Inc. having sufficient future taxable income to utilize the tax benefits on which it is required to make payments under the TRA. If Cactus Inc.’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of Cactus Inc.’s future income tax liabilities.
It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding liability from the TRA. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, (i) the payments under the TRA exceed the actual benefits we realize in respect of the tax attributes subject to the TRA or (ii) distributions to Cactus Inc. by Cactus LLC are not sufficient to permit Cactus Inc. to make payments under the TRA after it has paid its taxes and other obligations. The payments under the TRA are not conditional on a holder of rights under the TRA having a continued ownership interest in either Cactus LLC or Cactus Inc.
In addition, although we are not aware of any issue that would cause the Internal Revenue Service (“IRS”) or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered under the TRA, the TRA Holders will not reimburse us for any payments previously made under the TRA if such basis increases or other benefits are subsequently disallowed, except that excess payments made to any such holder will be netted against payments otherwise to be made, if any, to such holder after our determination of such excess. As a result, in such circumstances, Cactus Inc. could make payments that are greater than its actual cash tax savings, if any, and may not be able to recoup those payments.
The term of the TRA commenced upon completion of our IPO and will continue until all tax benefits that are subject to the TRA have been utilized or expired, unless we exercise our right to terminate the TRA. In the event that the TRA is not terminated, the payments under the TRA, which commenced in 2019, will continue for approximately 20 years after the date of the last redemption of CW Units. Accordingly, it is expected that payments will continue to be made under the TRA for more than 20 years. If we elect to terminate the TRA early (or it is terminated early due to certain mergers, asset sales, other forms of business combinations or other changes of control), our obligations under the TRA would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the TRA (determined by applying a discount rate of one-year LIBOR plus 150 basis points) and such payment is expected to be substantial. The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the TRA, including the assumptions that (i) we have sufficient taxable income to fully utilize the tax benefits covered by the TRA and (ii) any CW Units (other than those held by Cactus Inc.) outstanding on the termination date are deemed to be redeemed on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates. Assuming no material changes in the relevant tax law, we expect that if the TRA were terminated as of December 31, 2021, the estimated termination payments, based on the assumptions discussed above, would be approximately $361.9 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of $422.0 million). A 10% increase in the price of our Class A Common Stock at December 31, 2021 would have increased the discounted liability by $12.9 million to $374.8 million (an undiscounted increase of $15.4 million to $437.5 million), and likewise, a 10% decrease in the price of our Class A Common Stock at December 31, 2021 would have decreased the discounted liability by $12.9 million to $349.0 million (an undiscounted decrease of $15.4 million to $406.7 million).
The TRA provides that in the event that we breach any of our material obligations under the TRA, whether as a result of (i) our failure to make any payment when due (including in cases where we elect to terminate the TRA early, the TRA is terminated early due to certain mergers, asset sales, or other forms of business combinations or changes of control or we have available cash but fail to make payments when due under circumstances where we do not have the right to elect to defer the payment, as described below), (ii) our failure to honor any other material obligation under it or (iii) by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then the TRA Holders may elect to treat such breach as an early termination, which would cause all our payment and other obligations under the TRA to be accelerated and become due and payable applying the same assumptions described above.
As a result of either an early termination or a change of control, we could be required to make payments under the TRA that exceed our actual cash tax savings under the TRA. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control.
Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the TRA Holders under the TRA. For example, the earlier disposition of assets following a redemption of CW Units may accelerate payments under the TRA and increase the present value of such payments, and the disposition of assets before a redemption of CW Units may increase the TRA Holders’ tax liability without giving rise to any rights of the TRA Holders to receive payments under the TRA. Such effects may result in differences or conflicts of interest between the interests of the TRA Holders and other shareholders.
Payments generally are due under the TRA within five business days following the finalization of the schedule with respect to which the payment obligation is calculated. However, interest on such payments will begin to accrue from the due date (without extensions) of our U.S. federal income tax return for the period to which such payments relate until such payment date at a rate equal to one-year LIBOR plus 150 basis points. Except in cases where we elect to terminate the TRA early or it is otherwise terminated as described above, generally we may elect to defer payments due under the TRA if we do not have available cash to satisfy our payment obligations under the TRA. Any such deferred payments under the TRA generally will accrue interest from the due date for such payment until the payment date at a rate of one-year LIBOR plus 550 basis points. However, interest will accrue from the due date for such payment until the payment date at a rate of one-year LIBOR plus 150 basis points if we are unable to make such payment as a result of limitations imposed by our credit facility. We have no present intention to defer payments under the TRA.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of Cactus LLC to make distributions to us in an amount sufficient to cover our obligations under the TRA. This ability, in turn, may depend on the ability of Cactus LLC’s subsidiaries to make distributions to it. The ability of Cactus LLC, its subsidiaries and other entities in which it directly or indirectly holds an equity interest to make such distributions will be subject to, among other things, the applicable provisions of Delaware law (or other applicable jurisdiction) that may limit the amount of funds available for distribution and restrictions in relevant debt instruments issued by Cactus LLC or its subsidiaries and other entities in which it directly or indirectly holds an equity interest. Additionally, distributions made by Cactus LLC generally require pro-rata distribution among all its members, which could be significant. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid.
Two of our independent directors, Messrs. McGovern and O’Donnell, have the right to receive payments under the Tax Receivable Agreement in respect of CW Units owned by them at the time of our IPO. In 2021, Messrs. McGovern and O’Donnell each received payments, net of administrative fees, under the TRA of approximately $6 thousand. Mr. Rothstein, one of our independent directors, and trusts established for the benefit of Mr. Rothstein’s family have the right to receive payments under the Tax Receivable Agreement in respect of CW Units distributed to them by Cadent in 2021. Mr. Rothstein did not receive any payments under the Tax Receivable Agreement during 2021. During 2021, a company controlled by Scott Bender and Joel Bender received approximately $2.8 million in payments, net of administrative fees, under the TRA in respect of CW Units owned by them. In addition, Cadent and Steven Bender received payments, net of administrative fees, under the TRA of approximately $6.4 million and $0.2 million, respectively, during 2021 in respect of CW Units owned by them.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement (the “Registration Rights Agreement”) with Cadent, Cactus WH Enterprises and Lee Boquet. As Cadent no longer owns any “Registrable Securities,” as defined in the Registration Rights Agreement, references herein to the “Registration Rights Holders” refer to Cactus WH Enterprises and Lee Boquet. Pursuant to the Registration Rights Agreement, we agreed to register the sale of shares of Class A Common Stock by the Registration Rights Holders under certain circumstances as described below.
On February 28, 2022, we filed a registration statement on Form S-3 to replace an expiring shelf registration statement to, among other things, permit the resale by the Registration Rights Holders of shares of Class A Common Stock issuable upon the exercise of redemption rights. If at any time we are not eligible to register the sale of our securities on Form S-3, Cactus WH Enterprises will have the right to request three “demand” registrations, provided that the aggregate amount of registrable securities that are requested to be included in such demand registration is at least $25,000,000. Further, the Registration Rights Holders and certain of their assignees will have customary “piggyback” registration rights.
Upon the demand of a Registration Rights Holder, we will facilitate in the manner described in the Registration Rights Agreement a “takedown” of Class A Common Stock off of an effective shelf registration statement. A shelf takedown may take the form of an underwritten public offering provided that the aggregate amount of registrable securities that are requested to be included in such offering is at least $25,000,000.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. Also, any demand for a registered offering or a takedown and the exercise of any piggyback registration rights will be subject to the constraints of any applicable lock-up arrangements. In addition, we may postpone the filing of a demanded registration statement, suspend the initial effectiveness of any shelf registration statement or delay offerings and sales under any effective shelf registration statement for a reasonable “blackout period” not in excess of 90 days if our Board determines that such registration or offering could materially interfere with a bona fide business, acquisition or divestiture or financing transaction or is reasonably likely to require premature disclosure of information, the premature disclosure of which could materially and adversely affect us; provided that we shall not delay the filing of any demanded registration statement more than once in any 12-month period.
We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.
Amended and Restated Stockholder’s Agreement
In connection with our IPO, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Cadent and Cactus WH Enterprises. The Stockholders’ Agreement was subsequently amended in 2021 after Cadent withdrew from the Agreement. The Amended and Restated Stockholders’ Agreement provides Cactus WH Enterprises, but not Cadent, with the right to designate a certain number of nominees to our Board (“CWHE Directors”) so long as it and its respective affiliates collectively beneficially own at least 5% of the outstanding shares of our common stock as set forth below. Among other things, the Stockholders’ Agreement provides Cactus WH Enterprises with the right to designate a number of nominees (each, a “CWHE Director”) to our Board such that:
•at least 50% of the directors on our Board are CWHE Directors for so long as Cactus WH Enterprises and its affiliates collectively beneficially own at least 20% of the outstanding shares of Common Stock;
•at least 25% of the directors on our Board are CWHE Directors for so long as Cactus WH Enterprises and its affiliates collectively beneficially own less than 20% but at least 10% of the outstanding shares of Common Stock;
•at least one of the directors on our Board are CWHE Directors for so long as Cactus WH Enterprises and its affiliates collectively beneficially own less than 10% but at least 5% of the outstanding shares of Common Stock; and
•once Cactus WH Enterprises and its affiliates collectively own less than 5% of the outstanding shares of Common Stock, Cactus WH Enterprises will not have any Board designation rights.
In the event that the percentage ownership of Cactus WH Enterprises declines such that the number of CWHE Directors exceeds the number of directors that Cactus WH Enterprises is then entitled to designate to our Board under the Stockholders’ Agreement, then if requested by the Company, Cactus WH Enterprises shall take such actions as are reasonably necessary to remove such excess CWHE Directors from our Board.
Currently, Scott Bender, Joel Bender and Alan Semple are each deemed to be designees of Cactus WH Enterprises.
Pursuant to the Stockholders’ Agreement, the Company and Cactus WH Enterprises are required to take all necessary action, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), to cause the election of the nominees designated by Cactus WH Enterprises.
The rights granted to Cactus WH Enterprises to designate directors are additive to and not intended to limit in any way the rights that Cactus WH Enterprises or any of its affiliates may have to nominate, elect or remove our directors under our amended and restated certificate of incorporation, our amended and restated bylaws or the Delaware General Corporation Law. The Stockholders’ Agreement shall terminate on January 29, 2023.
Non-Exclusive Aircraft Lease Agreements
Effective January 1, 2022, Cactus LLC entered into a Non-Exclusive Aircraft Lease Agreement (the “SusieAir Lease”) with SusieAir, LLC (“SusieAir”), an entity wholly owned by Mr. Scott Bender, pursuant to which Cactus LLC leases an aircraft, excluding crew, from SusieAir. The 2022 agreement replaced the previous agreement dated July 2019. Under the SusieAir Lease, the aircraft may be subject to use by other lessees. The SusieAir Lease has an initial term of one year and automatically renews for successive one year terms unless either party gives at least 15 days’ advance notice of its intention to terminate the agreement. The SusieAir Lease shall terminate automatically upon a sale or total loss of the aircraft or at any time, upon 30 days’ written notice by either party. The SusieAir Lease generally provides that Cactus LLC will indemnify SusieAir from liabilities arising from the operation of the aircraft. Under the newly executed agreement, Cactus LLC pays SusieAir a base hourly rent of $2,500 per flight hour of use (increased from $1,750 per flight hour) of the aircraft, payable monthly, for the hours of aircraft operation during the prior calendar month. During 2021, total expense recognized in connection with these rentals totaled $0.2 million. As of December 31, 2021, we owed less than $0.1 million to SusieAir, which amount is included in accounts payable in the consolidated balance sheets. Cactus LLC is also responsible for employing pilots and certain fuel true up fees. Mr. Scott Bender and Mr. Joel Bender reimburse the Company for their personal use of the pilots employed by Cactus LLC, paying the Company up to $2,350 per day (increased from $1,800 per day) for their personal use of the pilots employed by the Company, depending on how many company pilots are utilized for the day.
Employment Agreements
We have entered into employment agreements and non-compete agreements with Scott Bender, our Chief Executive Officer, and Joel Bender, our Chief Operating Officer. Mr. Tadlock has an agreement providing him severance pay under certain circumstances. For more information, please read “Compensation Discussion and Analysis—Employment, Severance, and Change-in-Control Agreements—Employment Agreements.”

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. The audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2021 was completed by PwC on February 28, 2022.
The Board is submitting the appointment of PwC for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace our auditors. The stockholders’ ratification of the appointment of PwC does not limit the authority of the Audit Committee to change auditors at any time.
Audit and Other Fees
The table below sets forth the aggregate fees billed or expected to be billed by PwC, our independent registered public accounting firm, for services rendered for each of the last two fiscal years:

	2021	2020
	(in thousands)
Audit Fees(1)	$1,722	$1,422
Audit-Related Fees	1	1
Tax Fees	—	—
All Other Fees	—	—
Total	$1,723	$1,423
(1)    Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered for (i) the audit of annual financial statements, (ii) reviews of our quarterly financial statements, (iii) statutory audits, (iv) research necessary to comply with generally accepted accounting principles and (v) other filings with the SEC, including consents and comfort letters.
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of our independent registered public accounting firm’s audit, audit-related, tax and other services. During 2021 and 2020, all audit and non-audit services were pre-approved by the Audit Committee.
Vote Required
Approval of Proposal TWO requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting.
Recommendation
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE REPORT
The Audit Committee’s principal purpose is to assist the Board with its responsibilities related to the oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent registered public accounting firm, and (iv) the effectiveness and performance of our internal audit function.
Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles and system of internal control over financial reporting. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, auditing our internal control over financial reporting and issuing reports thereon. While the Audit Committee has the responsibilities set forth in its charter and our management and independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our consolidated financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable laws, rules and regulations.
In performing its oversight role, the Audit Committee has reviewed and discussed with our management and independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in our consolidated financial statements. The Audit Committee has also evaluated the qualifications, independence and performance of our independent registered public accounting firm, considering a number of factors, including the historical and recent performance of the firm and lead partner, its internal quality control procedures, its knowledge of our operations and industry, relationships that may impact its independence, and external data relating to audit quality and performance. The Audit Committee recognizes the importance of maintaining the independence of our independent registered public accounting firm, in both fact and appearance.
The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”), including Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In years where there is a provision of non-audit services, the Audit Committee will consider whether the provision of such services is compatible with maintaining our independent registered public accounting firm’s independence.
In reliance on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 28, 2022.

Audit Committee of the Board of Directors of Cactus, Inc.
Alan Semple (Chairman) Melissa Law Michael McGovern John (Andy) O’Donnell Tym Tombar

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE APPROVING
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). This advisory vote is often referred to as the “say-on-pay” vote and allows our stockholders to express their views on the overall compensation paid to our named executive officers. Our company values the views of its stockholders and is committed to the efficiency and effectiveness of our company’s executive compensation program.
Our most recent advisory vote on the compensation of our named executive officers was held at our 2019 annual meeting of stockholders, at which stockholders representing a majority of our aggregate voting power present and entitled to vote on the say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation as disclosed in our proxy statement for our 2019 annual meeting of stockholders. At our 2019 annual meeting of stockholders, a majority of the votes cast on the “say-on-frequency” proposal by our stockholders that were present, in person or by proxy, and entitled to vote at the 2019 annual meeting of stockholders voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our Board adopted this as the frequency at which future advisory votes on executive compensation would be held. We currently expect that our next advisory vote on executive compensation will be held in 2025.
The Board is asking stockholders to approve on an advisory, non-binding basis, the following resolution at the Annual Meeting:
RESOLVED, that the holders of the Class A common stock of the Company, par value $0.01 per share, and the Class B common stock, par value $0.01 per share approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the tabular and narrative disclosure set forth in the Proxy Statement under the caption “Compensation Discussion and Analysis.”
Vote Required
The approval, on a non-binding basis, of the compensation of our named executive officers as reported in this Proposal THREE requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the matter at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” will have no legal effect on this proposal.
As an advisory vote, Proposal THREE is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, and will not require the Board or the Compensation Committee to take any specific action. Nevertheless, the vote will provide information to the Board regarding stockholder sentiment about our executive compensation philosophy, policies and practices. The Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Board
The Board unanimously recommends that stockholders vote FOR the non-binding proposal to approve the compensation of our named executive officers.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2023 Annual Meeting of Stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals are due 120 days before the anniversary of the date we release our proxy materials for the prior year, which means such proposals must be received by us at our principal executive offices (Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas 77024, Attn: Corporate Secretary), no later than December 16, 2022; however, if we hold our 2023 Annual Meeting of Stockholders more than 30 days before or after the anniversary of this year’s meeting, such proposals will be due within a “reasonable time” before we begin to print and send the proxy materials for our 2023 Annual Meeting of Stockholders.
Pursuant to the proxy access provision in our bylaws, in order for a stockholder or group of stockholders to include a director nominee in the Company’s proxy materials for the 2023 Annual Meeting of Stockholders, notice of the proxy access nomination must be delivered to our principal executive offices (Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas 77024, Attn: Corporate Secretary) no later than the close of business on December 16, 2022 and no earlier than November 16, 2022, and the nomination must otherwise satisfy the requirements in our bylaws.
Any stockholder of the Company who desires to submit a proposal for action, including a director nominee, at the Company’s 2023 Annual Meeting of Stockholders but does not wish to have such proposal included in the Company’s proxy materials, must submit such proposal to the Company at our principal executive offices. To be timely, such notice shall be delivered to our Corporate Secretary by the close of business not earlier than the close of business on January 17, 2023 and not later than the close of business on February 16, 2023. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our Bylaws.
Subject to the terms of the Amended and Restated Stockholder’s Agreement, it is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Director nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board that may occur between annual meetings.
In identifying candidates for membership on the Board, the Nominating and Governance Committee will take into account all factors it considers appropriate, which may include (a) individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors that the Nominating and Governance Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Governance Committee may also consider the extent to which the candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Nominating and Governance Committee considers matters relating to the retirement of current directors, including term limits or age limits, as well as the performance of such directors.
While the Board and the Nominating and Governance Committee does not have a formal policy on diversity, they will endeavor to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints among our directors. The Board and the Nominating and Governance Committee believe that the Board is so balanced, due to the representation on the Board of members having experience in the oil and gas industry, accounting and investment analysis, and legal and corporate governance, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status. The Committee will actively seek to include qualified women and/or people of color in the pool of candidates from which a nominee will be chosen to fill any Board vacancies.

The Nominating and Governance Committee may also, in its discretion, retain and pay fees to a search firm to provide additional candidates.
Subject to the provisions of the Amended and Restated Stockholder’s Agreement, the Nominating and Governance Committee will consider any director nominee recommended by stockholders for election at the Company’s 2023 Annual Meeting of Stockholders if that nomination is submitted in writing and received at our principal executive offices by our Corporate Secretary no earlier than the close of business January 17, 2023 and no later than the close of business on February 16, 2023. The Nominating and Governance Committee will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source.
With respect to each such nominee, the following information must be provided to the Company with the written nomination:
•the name and address of the nominating stockholder, as they appear on the Company’s books;
•the nominee’s name and address and other personal information;
•a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating stockholder or beneficial owner and each proposed nominee;
•a completed and signed questionnaire, representation and agreement, pursuant to the Company’s Bylaws, with respect to each nominee for election or re-election to the Board; and
•all other information required to be disclosed pursuant to the Company’s Bylaws and Regulation 14A of the Exchange Act.
Further, the Company may require any proposed director nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Board or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES
Solicitation of proxies may be made via the Internet, by mail or by personal interview by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

ADDITIONAL INFORMATION
We file periodic reports, proxy materials and other information with the SEC. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.CactusWHD.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, or any of the exhibits listed therein, please submit a request in writing to: Investor Relations, Cactus, Inc., 920 Memorial City Way, Suite 300, Houston, Texas, and we will provide you with the Annual Report without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).
The charters for our Audit Committee, our Compensation Committee and our Nominating and Governance Committee, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, are available in the “Investors” section of our website under the heading “Corporate Governance” and are also available in print without charge upon written request to us at the address above.

OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

DIRECTIONS TO ANNUAL MEETING
The Company’s 2022 Annual Meeting of Stockholders will be held at the Company’s corporate headquarters at 920 Memorial City Way, Suite 300, Houston, Texas 77024.

ANNUAL MEETING OF STOCKHOLDERS OF

CACTUS, INC.

May 17, 2022

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 12:00 a.m. Eastern Time on the meeting date.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and 2021 Annual Report are available at http://www.astproxyportal.com/ast/22025/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20330300000000000000 3 051722

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Joel Bender
- ○ Melissa Law
- ○ Alan Semple

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of PricewaterhouseCoopers LLP as auditors.	☐	☐	☐
3. The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election to the Board of each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CACTUS, INC.

Proxy for Annual Meeting of Stockholders on May 17, 2022

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Stephen Tadlock and Scott Bender, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Cactus, Inc., to be held on May 17, 2022 at 9:00 a.m. Central Time, at the corporate headquarters of Cactus, Inc. at 920 Memorial City Way, Suite 300, Houston Texas 77024, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

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